CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO ELEVATION ONCOLOGY, INC. IF PUBLICLY DISCLOSED.

Exhibit 10.2

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”), dated as of July 27, 2022 (the “Effective Date”), is entered into by and between CSPC Megalith Biopharmaceutical Co., Ltd., having a place of business at 519, Cangsheng Road, High-Tech Development Zone, Shijiazhuang, Hebei, China (“CSPC”), and Elevation Oncology, Inc., a Delaware corporation, having a place of business at 888 7th Avenue, 12th Floor, New York, NY 10106 (“Elevation”). CSPC and Elevation each shall be referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, CSPC owns or has rights in and to the Compound (as defined below); and

WHEREAS, Elevation desires to obtain an exclusive license under CSPC’s rights to the Compound in the Field in the Territory (as defined below) on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both Parties, the Parties hereby agree as follows:

1.DEFINITIONS

For purposes of this Agreement, the terms with initial letters capitalized, whether used in the singular or the plural, defined in this Section 1 (Definitions) shall have the respective meanings set forth below or, if not listed below, the meaning designated in this Agreement (and derivative forms thereof shall be interpreted accordingly):

1.1“Adverse Event” means any adverse medical occurrence in a patient or clinical investigation subject that is administered a pharmaceutical product, as designated in the United States of America under 21 CFR § 312.32 and any other Applicable Laws.
1.2“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person, for so long as such control exists. For the purposes of this definition, a Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.
1.3“Applicable Laws” means any law, statute, ordinance, code, rule or regulation that has been enacted by a Governmental Authority and is in force as of the Effective Date or comes into force during the Term, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement.

NY-2461660

1.4“Background Intellectual Property” means, with respect to a Party: (a) any and all Data and Technology, including any amendment or improvement thereof, that is in-licensed, created, invented, or developed by or on behalf of such Party prior to the Effective Date of this Agreement, or is in-licensed, created, invented, or developed after the Effective Date of this Agreement independent of this Agreement without the use of or access to the other Party’s Confidential Information; and (b) any and all Intellectual Property Rights in and to such Data and Technology.
1.5“Biosimilar Product” means, with respect to a Licensed Product and on a country-by-country basis, any product that is not produced, licensed or owned by Elevation or any of its Affiliates (including a “generic product,” “biogeneric,” “follow-on biologic,” “follow-on biological product,” “follow-on protein product,” “similar biological medicinal product,” or “biosimilar product”) approved by way of an abbreviated regulatory mechanism by the relevant Regulatory Authority in a country in reference to such Licensed Product, that in each case: (a) is sold in the same country (or is commercially available in the same country via import from another country) as the applicable Licensed Product by any Third Party that is not a Sublicensee of Elevation or any of its Affiliates and that did not purchase such product in a chain of distribution that included Elevation or any of its Affiliates or Sublicensees; (b) in reliance, in whole or in part, on a prior Marketing Approval of such Licensed Product; and (c) has been granted Regulatory Approval as a biosimilar or interchangeable biological product with such Licensed Product by the applicable Regulatory Authority in each case, as is necessary to permit substitution of such product for the Licensed Product under Applicable Laws in such country, including, with respect to the United States, to an Abbreviated New Drug Applications under Section 505(j) of the FD&C Act (21 USC 355(j)) or is approved as a “Biosimilar Biologic Product” under Title VII, Subtitle A Biologics Price Competition and Innovation Act of 2009, Section 42 U.S. C. 262, Section 351 of the PHSA, or, outside the United States, in accordance with European Directive 2001/83/EC on the Community Code for medicinal products (Article 10(4) and Section 4, Part II of Annex I) and European Regulation EEC/2309/93 establishing the Community procedures for the authorization and evaluation of medicinal products, each as amended, and together with all associated guidance, and any counterparts thereof or equivalent process inside or outside of the United States or European Union to the foregoing.
1.6“Biological License Application” or “BLA” means a Biological License Application in the United States as described in Section 351(a) of the United States Public Health Service Act (“PHS Act”) or an abbreviated Biological License Application as described in Section 351(k) of the PHS Act.
1.7“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30, and December 31.
1.8“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.
1.9“Change of Control” means, with respect to Elevation, the occurrence of any one (1) of the following events: (a) a Third Party acquires, directly or indirectly, shares of Elevation representing fifty percent (50%) or more of the voting shares (where voting refers to being entitled to vote for the election of directors) then outstanding of Elevation; (b) Elevation consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into Elevation, in either event pursuant to a transaction in which more than fifty percent (50%) of the voting shares of the acquiring or resulting entity outstanding immediately after such consolidation or merger are not held by the holders of the outstanding voting shares of Elevation preceding such consolidation or merger; or (c) Elevation conveys, transfers or leases all or substantially all of its assets to a Third Party, as long as in each case of (a) – (c) such acquiring or merging Third Party is a CSPC Competitor.
1.10“Clinical Trial” means any Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial or other (including a non-intervention study) clinical trial in humans to obtain information regarding a Licensed Product, including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging, or efficacy of a Licensed Product.
1.11“Commercially Reasonable Efforts” means, with respect to Elevation, that level of efforts and resources expended by Elevation, directly or through one (1) or more of its Affiliates or Sublicensees, consistent with the level of efforts and resources that is [*]. In the event that Elevation or the applicable Affiliate or Sublicensee, with respect to a given Licensed Product, has a product that is comparable with the applicable Licensed Product, then “Commercially Reasonable Efforts” shall also mean [*].
1.12“Commercialization” means, with respect to any product, any and all activities directed to marketing, advertising, promoting, distributing, importing, exporting, using, offering to sell, and selling or otherwise commercializing such product, including: pre-launch activities to prepare a market for potential sales, modeling and pharmaco-economic studies, epidemiological studies, governmental affairs, and public policy activities, patient services, patient advocacy engagement, and activities related to pricing and reimbursement, including seeking and maintaining any required Pricing Approvals and Reimbursement Approvals. For clarity, [*]. When used as a verb, “Commercialize” means to engage in Commercialization.
1.13“Competing Product” means any biologic or pharmaceutical product that is Directed To the Target which is not the Compound.
1.14“Compound” means [*].
1.15“Cover” means, with respect to a Licensed Patent in reference to a Licensed Product, that the manufacture, use, offer for sale, sale or import of the Licensed Product, absent a license to such Licensed Patent, would infringe a Valid Claim in such Licensed Patent; provided, however, that in determining whether a Valid Claim of a pending patent application within the Licensed Patents (which, for clarity, has been pending for a period of [*]) would be infringed, such Valid Claim shall be treated as if issued in the form then currently being prosecuted. “Covered” and “Covering” have the correlative meanings.

1.16“Created” means, with respect to any Data and Technology, made, created, authored, invented (whether conceived of or first reduced to practice or both) or developed, as applicable.
1.17“CSPC Competitor” means a Third Party that: (a) [*]; or (b) [*].
1.18“Data and Technology” means all creations, inventions, discoveries, know-how, works of authorship, data, and other information, including study data, development data, information (including scientific, technical or regulatory information), methods, techniques, materials, technology, results, analyses, laboratory, safety, pharmacology, toxicology, chemistry, manufacturing and controls (CMC) data, manufacturing and formulation methodologies and techniques, formulas, recipes, test methodologies, quality systems information, efficacy studies and data, absorption, distribution, metabolism and excretion studies and data, and regulatory information, filings and supporting data.
1.19“Development” means any and all clinical drug development activities conducted before or after obtaining Marketing Approval that are reasonably related to or leading to the development, preparation, and submission of data and information to a Regulatory Authority for the purpose of obtaining, supporting or expanding Marketing Approval or to the appropriate body for obtaining, supporting or expanding Pricing Approval, including all activities related to pharmacokinetic profiling, design and conduct of Clinical Studies, regulatory affairs, statistical analysis, report writing, and regulatory filing creation and submission (including the services of outside advisors and consultants in connection therewith). “Development” shall not include Manufacturing or Commercialization. When used as a verb, “Develop” means to engage in Development.
1.20“Directed To” means, with regard to any [*] or product, that such [*] or product: (a) binds specifically and directly to the Target; and (b) [*], as determined based on reasonable experimental data or generally accepted scientific literature, in either case available at the time of completion of preclinical development of such [*] or product.
1.21“Divestiture” means, with respect to a Competing Product of Elevation or the successor of Elevation in a Change of Control, the divestiture of such Competing Product through: (a) an outright sale or assignment of all rights in such Competing Product to a Third Party with no further material role, influence or authority of the applicable party, directly or indirectly, with respect to such Competing Product; or (b) the complete cessation of all Development, Manufacture, and Commercialization activities with respect to such Competing Product. When used as a verb, “Divest” and “Divested” means to cause or have caused a Divestiture.
1.22“EMA” means the European Medicines Agency or any successor entity thereto.
1.23“EU” means collectively, Italy, United Kingdom, Spain, France, and Germany.

1.24“Executive Officer” means, with respect to CSPC, its Chief Executive Officer, and with respect to Elevation, its Chief Executive Officer, or, in either case, a designee with senior decision-making authority.
1.25“Excluded Territory” means the People’s Republic of China, Hong Kong, Taiwan, and Macau.
1.26“FDA” means the Food and Drug Administration of the United States, or the successor thereto.
1.27“Field” means the prevention and treatment of oncology conditions in humans.
1.28“Finished Product” means a Licensed Product in its finished, labeled, assembled, and packaged form, ready for sale to the market or use in Clinical Trials.
1.29“First Commercial Sale” means, with respect to any Licensed Product in any country in the Territory, the first sale, transfer or disposition for value or for end use or consumption of such Licensed Product, as applicable, after, to the extent applicable, the applicable Regulatory Approvals (if any) have been granted by the applicable Regulatory Authority in such country for such sale, transfer or disposition.
1.30“FTE” means full-time equivalent person-year of work performing activities hereunder. For clarity, indirect personnel (including support functions such as legal or business development) shall not constitute FTEs.
1.31“FTE Costs” means, for a given period, the product of: (a) the total FTEs (proportionately, on a per-FTE basis) dedicated by a Party or its Affiliates in the particular period to the direct performance of the activities allocated to such Party hereunder; and (b) the FTE Rate.
1.32“FTE Rate” has the meaning as provided in the Master Supply Agreement.
1.33“Fully Burdened Manufacturing Cost” as used in this Agreement for calculating supply costs for Clinical Trials or the commercial supply costs of Finished Products, and as intended to capture CSPC’s fully burdened Manufacturing costs for a Licensed Product under this Agreement, means, with respect to any Licensed Product supplied by or on behalf of CSPC to Elevation hereunder:
(a)to the extent that such Licensed Product (or any precursor or intermediate thereof) is Manufactured by a Third Party manufacturer retained by CSPC, (i) [*], plus (ii) [*]; and
(b)to the extent that such Licensed Product (or any precursor or intermediate thereof) is Manufactured by CSPC or its Affiliates, [*], including (i) [*] and (ii) [*]. Such fully burdened costs shall be calculated in accordance with GAAP.

1.34“GAAP” means the United States’ generally accepted accounting principles in effect from time to time.
1.35“Governmental Authority” means any federal, state, national, state, provincial, or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).
1.36“Improvements” means any and all improvements, modifications or enhancements to, or derivatives of, the underlying Data and Technology of [*] of the Licensed Product Created by or on behalf of any Party during the Term of this Agreement.  For clarity, [*].
1.37“Indication” means any disease, disorder, syndrome or condition, or manifestation of the foregoing. For the avoidance of doubt: (a) a disease or medical condition and all primary symptoms associated with such disease or medical condition (whether classified by severity or otherwise) shall be treated as the same Indication; and (b) different types of [*] shall be treated as different Indications; [*].
1.38“Initiation” or “Initiated” means, with respect to a Clinical Trial of a Licensed Product, the first dosing of the first human subject pursuant to the protocol for such Clinical Trial.
1.39“In-License Agreement” means [*].
1.40“Intellectual Property Rights” means any and all intellectual property and proprietary rights associated with Data and Technology arising under the laws of the United States and any other relevant jurisdiction, whether registrable or not, or comprising an application for registration or certification or regulatory approval, including, all: (a) rights with respect to patents and patent applications and divisionals, continuations, continuations-in-part, reissues, renewals, and extensions thereof and similar rights (including utility patent, design patent, plant patent, plant variety protection and utility model rights) (collectively, “Patents”); (b) copyrights, copyright registrations and applications for copyright registrations; (c) rights to authorship and moral rights; (d) invention rights, rights to trade secrets and rights to know-how and expertise, discoveries, information, data and material, and all derivatives, modifications and improvements thereof; (e) rights to trademarks (including goodwill), databases, and mask works, and any applications, registrations, and other rights with respect thereto; and (f) all other intellectual property rights and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of the foregoing.
1.41“Know-How” means Data and Technology that is not subject to an issued patent or a published patent application, that is not readily accessible to the public, and any associated documentation and any media on which the foregoing is recorded and any tangible embodiment of the foregoing.

1.42“Licensed IP Rights” means, collectively, the Licensed Patents and the Licensed Know-How.
1.43“Licensed Know-How” means all trade secret and other Know-How rights owned or licensable by CSPC as of the Effective Date or during the Term in and to all data, information, compositions and other Data and Technology (including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing) which are necessary or reasonably useful for Elevation to use, develop, sell or seek Regulatory Approval to market a Licensed Product.
1.44“Licensed Patents” means any and all of the following, each of which is owned by or licensable by CSPC as of the Effective Date or during the Term of this Agreement: (a) the patents and patent applications listed on Exhibit B (Licensed Patents) which are owned by or licensable by CSPC as of the Effective Date or during the Term (subject to the full and timely payment of the pass-through fees as provided in Section 4.5 (Pass-Through Fees) below); (b) all patents and patent applications in any country of the world that claim or cover the composition of matter, manufacture or use of a Compound in which CSPC heretofore or hereafter has an ownership or (sub)licensable interest; (c) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, the patent applications described in clauses (a) and (b) above or the patent applications that resulted in the patents described in clauses (a) and (b) above; and (d) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions or additions thereto.
1.45“Licensed Product” means any product in any dosage form, formulation, presentation or package configuration which is, incorporates or contains a Compound, whether alone or in combination with any other active ingredient.
1.46“Manufacturing” means, with respect to any product (including an active pharmaceutical ingredient and other material contained therein), any and all activities related to the manufacture of such product, including qualification, validation and scale-up, pre-clinical, clinical and commercial manufacture, packaging, labeling, filing, finishing, assembly, processing, in-process and finished product testing, release of such product, ongoing stability tests, storage, shipping, supply or storage of such product (or any components or process steps involving such product or [*]), placebo or comparator agent, as the case may be, product characterization, technical support activities, and regulatory activities related to any of the foregoing. When used as a verb, “Manufacture” means to engage in Manufacturing.
1.47“Marketing Approvals” means, with respect to a Licensed Product, all approvals, licenses, registrations, or authorizations of the Regulatory Authorities in a country that are necessary for the commercial marketing and sale of such Licensed Product in such country, including the approval of a BLA.
1.48“MHLW” means the Ministry of Health, Labour and Welfare of Japan, or the successor thereto.

1.49“NDA” means a New Drug Application, Biologics License Application or similar application for Marketing Approval of a Licensed Product submitted to the FDA, or other Regulatory Authority.
1.50“Net Non-Royalty Sublicense Income” means [*].
1.51“Net Sales” means, with respect to a Licensed Product, the [*] by Elevation or any of its Affiliates or any of their Sublicensees (each, an “Invoicing Party”), to Third Parties, in bona fide arm’s length transactions, less the following deductions, in each case related to the Licensed Product and to the extent actually incurred, allowed, paid, accrued or allocated in accordance with GAAP, consistently applied: [*]. In the case that Elevation or its Affiliate or Sublicensee receives additional consideration from a wholesaler or distributor subsequent to the initial sale of Licensed Product (e.g. an additional royalty on subsequent sales), and then such additional consideration shall also be included as Net Sales. For clarity, the foregoing deductions shall not exceed an aggregate maximum of [*] of the invoice price of each sale, and shall not be construed as permitting a per se deduction for each sale, but rather as a set of potential deductions on a case-by-case basis. All of the deductions for Bad Debts during a Calendar Quarter shall not exceed an aggregate maximum of [*] of the total amounts invoiced for the applicable Calendar Quarter.

“Net Sales” shall not include: (a) transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory, or governmental purposes; or (b) sales of a Licensed Product between or among Elevation and its Affiliates or Sublicensees for the resale of such Licensed Product by the purchaser thereof to Third Parties (but the subsequent resale of such Licensed Product to a Third Party, including a bona-fide end user or customer of the Licensed Product) shall be included in Net Sales).

If a Licensed Product consists of or contains a combination of a Compound with one (1) or more other active ingredients, whether in the same or different formulations, and whether sold as a fixed dose or as separate doses as one (1) product (a “Combination Product”), the Net Sales for such Combination Product shall be calculated for each applicable Calendar Quarter as follows:

(a)If Elevation or any of its Affiliates or Sublicensees separately sells in such country or other jurisdiction, (A) a product containing as its sole active ingredient a Compound (the “Mono Product”) and (B) products containing as their sole active ingredients the other active ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated [*].
(b)If Elevation or any of its Affiliates or Sublicensees separately sells in such country or other jurisdiction the Mono Product but does not separately sell in such country or other jurisdiction products containing as their sole active ingredients the other active ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated [*].
(c)If Elevation or any of its Affiliates or Sublicensees do not separately sell in such country or other jurisdiction the Mono Product but do separately sell products containing as their sole active ingredients the other active ingredients contained in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated [*].
(d)If Elevation or any of its Affiliates or Sublicensees do not separately sell in such country or other jurisdiction both the Mono Product and the other active ingredient or ingredients in such Combination Product, the Net Sales attributable to such Combination Product [*].
1.52[*]
1.53“Non-Royalty Sublicense Income” means any payments or other consideration, including non-cash consideration, that Elevation or any of its Affiliates receives in consideration for a Sublicense or a Strategic Partnership, other than: [*]. If: (a) Elevation or any of its Affiliates receives non-cash consideration in connection with a Sublicense; or (b) Elevation or any of its Affiliates is involved in a transaction not at arm’s length, Non-Royalty Sublicense Income shall be calculated, respectively, based on the fair market value of such consideration or transaction calculated at the time of the transaction and assuming an arm’s length transaction made in the ordinary course of business.
1.54“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.
1.55“Phase 1 Clinical Trial” means a human clinical trial of a Licensed Product in patients and/or healthy volunteers with the primary objective of characterizing its safety, tolerability, and pharmacokinetics and identifying a recommended dose and regimen for future studies as described in US 21 CFR § 312. 21(a) or a comparable Clinical Trial prescribed by the relevant Regulatory Authority in a country other than the United States. The Licensed Product can be administered to patients as a single agent or in combination with other investigational or marketed agents and a Phase 1 Clinical Trial shall be deemed commenced when Initiated.
1.56“Phase 2 Clinical Trial” means a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Licensed Product for a particular indication or indications in patients with the disease or indication under study or would otherwise satisfy requirements of U.S 21 CFR § 312. 21(b) or its foreign equivalent. The Licensed Product can be administered to patients as a single agent or in combination with other investigational or marketed agents and a Phase 2 Clinical Trial shall be deemed commenced when Initiated.
1.57“Phase 3 Clinical Trial” means a human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Licensed Product as a basis for an NDA or would otherwise satisfy requirements of U.S 21 CFR § 312. 21(c), or its foreign equivalent. The Licensed Product can be administered to patients as a single agent or in combination with other investigational or marketed agents and a Phase 3 Clinical Trial shall be deemed commenced when Initiated.

1.58“Pricing Approvals” means such governmental approval, agreement, determination or decision establishing prices for a Licensed Product that can be charged or reimbursed in regulatory jurisdictions where the applicable Governmental Authorities approve or determine the price or reimbursement of pharmaceutical products.
1.59“Regulatory Approvals” means, collectively, any and all approvals (including supplements, amendments, pre- and post-approvals, Pricing Approvals), licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations) or waivers of any Regulatory Authority that are necessary for the testing, research, development, registration, manufacture (including formulation), use, storage, import, export, transport, promotion, marketing, distribution, offer for sale, sale or other commercialization of a pharmaceutical product (including any Licensed Product) in any country or jurisdiction.
1.60“Regulatory Authority” means any Governmental Authority, including the FDA, EMA, MHLW or any health regulatory authority in any country or jurisdiction that is a counterpart to the foregoing agencies, in each case, that holds responsibility for the development, manufacture, distribution, importation, exportation and commercialization of, and the granting of Regulatory Approval for, a pharmaceutical product in such country or jurisdiction.
1.61“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights (other than any issued and unexpired Patents) conferred by any Regulatory Authority with respect to a Licensed Product in a country or jurisdiction in the Territory that prohibits the Commercialization of a Biosimilar Product of such Licensed Product, including orphan drug exclusivity, pediatric exclusivity, new chemical exclusivity, or data exclusivity.
1.62“Regulatory Submissions” means applications for Regulatory Approvals, notification and other submissions made to or with a Regulatory Authority that are necessary or reasonably desirable to Develop, Manufacture or Commercialize a Licensed Product in a particular country, whether obtained before or after a Regulatory Approval in the country. Regulatory Submissions include, without limitation, investigational new drug applications, BLAs and NDAs, and amendments and supplements to any of the foregoing and their foreign counterparts, applications for pricing and reimbursement approvals, and all proposed labels, labeling, package inserts, monographs and packaging for a Licensed Product in a particular country.
1.63“Right of Reference” means as that term is defined in US 21 CFR §314. 3(b) or any analogous Applicable Laws recognized outside of the United States.
1.64“Royalty Term” means, with respect to a Licensed Product and on a country-by-country basis, the period commencing upon the First Commercial Sale of such Licensed Product in such country and ending upon the later of: (a) the expiration or abandonment of the last-to-expire Licensed Patent Covering such Licensed Product; (b) ten (10) years after the date of First Commercial Sale in such country; and (c) expiration of the Regulatory Exclusivity for such Licensed Product in the applicable country.

1.65“Segregate” means, with respect to a Competing Product, to segregate the Development, Manufacture and Commercialization activities relating to such Competing Product from the Development, Manufacture and Commercialization activities with respect to the Licensed Products under this Agreement, including ensuring that: (a) no personnel involved in performing the Development, Manufacture or Commercialization, as applicable, of such Competing Product have access to non-public plans or non-public information relating to the Development, Manufacture or Commercialization of the Licensed Products or any other relevant Confidential Information of Elevation or CSPC; and (b) no personnel involved in performing the Development, Manufacture or Commercialization of Licensed Products have access to non-public plans or non-public information relating to the Development, Manufacture or Commercialization of such Competing Product.
1.66“Strategic Partner” means any entity that agrees to compensate Elevation or any of its Affiliates in exchange for Elevation’s or its Affiliate’s practice of the Licensed IP Rights or development of Licensed Products, on behalf of or in collaboration with such entity, including without limitation, for Commercialization and Development activities for Licensed Products. Any entity which meets the foregoing criteria that also receives a Sublicense shall be considered a Sublicensee, and not a Strategic Partner, for the purposes of this Agreement.
1.67“Strategic Partnership” means any agreement between Elevation or any of its Affiliates and a Strategic Partner.
1.68“Sublicense” means: (a) any right granted, license given or agreement entered into by Elevation to or with any other Person or entity, under or with respect to or permitting any use or exploitation of any of the Licensed IP Rights or otherwise permitting the Development, marketing, distribution, use and/or sale of Licensed Products (but excluding arms-length distributors and Third Parties conducting research or development or service providers providing manufacturing or clinical activities); (b) any option or other right granted by Elevation to any other Person or entity to negotiate for or receive any of the rights described under clause (a); or (c) any standstill or similar obligation undertaken by Elevation toward any other Person or entity not to grant any of the rights described in clause (a) or (b) to any Third Party; in each case regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense.
1.69“Sublicensee” means any Person or entity granted a Sublicense.
1.70“Target” means Claudin18.2.
1.71“Territory” means worldwide excluding the Excluded Territory.
1.72“Third Party” means any Person other than CSPC, Elevation and their respective Affiliates.
1.73“United States” means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.

1.74“Valid Claim” means: (a) a claim of an issued and unexpired patent included within the Licensed Patents, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; and (b) a claim of any patent application within the Licensed Patents that is being prosecuted in good faith and which has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application and has not been pending for a period of more than [*].
2.REPRESENTATIONS AND WARRANTIES
2.1Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:
2.1.1Such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated.
2.1.2Such Party: (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.
2.1.3All necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by such Party in connection with this Agreement have been obtained.
2.1.4The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder: (a) do not conflict with or violate any requirement of Applicable Laws; and (b) do not conflict with, or constitute a default under, any contractual obligation of it.
2.1.5such Party shall, and such Party hereby covenants to the other Party that it shall, perform its activities pursuant to this Agreement in compliance with Applicable Laws, in each case as applicable under the laws and regulations of the country and the state and local government wherein such activities are conducted and shall at all times comply (and shall ensure compliance by any of its subcontractors) with all applicable national, federal, state and local laws, regulations and ordinances in performing its obligations under this Agreement; and
2.1.6such Party is not debarred under the United States Federal Food, Drug and Cosmetic Act or comparable Applicable Laws and it does not, and shall not during the Term, employ or use the services of any Person or entity who is debarred, in connection with the Development, Manufacture or Commercialization of the Licensed Products. If either Party becomes aware of the debarment or threatened debarment of any Person or entity providing services to such Party, including the Party itself and its Affiliates or Sublicensees, which directly or indirectly relate to activities under this Agreement, the other Party shall be immediately notified in writing.
2.2CSPC Representations and Warranties. CSPC hereby represents and warrants to Elevation that CSPC or its Affiliates: (a) is the sole owner of or otherwise has the right to grant all rights and licenses under the Licensed IP Rights it purports to grant to Elevation under this Agreement, and except as CSPC has expressly informed Elevation in writing prior to the date of this Agreement, has not granted to any Third Party any, and there are no, liens, license or other interest or encumbrance in the Licensed IP Rights in the Territory; (b) to CSPC’s knowledge, as of the Effective Date, there are no other licenses required to be obtained by Elevation under any Third Party patent, patent application or other intellectual property rights that would be necessary for Elevation to (i) practice any process or method or by using or selling any composition which is claimed or disclosed in the Licensed Patents or which constitutes Licensed Know-How, or (ii) use or sell Licensed Products; and (c) as of the Effective Date, has not received any written claim alleging and does not have any knowledge of any fact or circumstance indicating any infringement or misappropriation by a Third Party of the Licensed IP Rights.
2.3In-License.  CSPC represents and warrants to Elevation that: (a) CSPC has delivered to Elevation redacted copies, as of the Effective Date, of the In-License Agreement; and (b) the In-License Agreement is in full force and effect in accordance with its terms. As of the Effective Date, to CSPC’s knowledge, CSPC has not breached the In-License Agreement and, to CSPC’s knowledge, there exist no events which would (with the giving of notice, the passage of time, or both) give rise to a breach of the In-License Agreement; and (c) CSPC has not transferred or granted, and CSPC shall not transfer or grant, to any Third Party any license or other interest in the In-License Agreement that would conflict with the rights granted to Elevation under this Agreement.  CSPC shall keep the In-License Agreement in full force and effect, shall timely perform all obligations and pay all amounts thereunder, and shall not breach any obligations thereunder.  In the event of any breach of the In-License Agreement, CSPC shall give Elevation prompt written notice thereof describing in reasonably specific detail the breach.  CSPC shall not amend, modify, alter or waive in any respect the In-License Agreement in any manner that could have an adverse effect on the rights or interests of Elevation provided in this Agreement.  In the case that (i) CSPC obtains expanded field rights under the In-License Agreement, and (ii) the expansion of such field rights does not result in any increase in the financial obligations or any material changes in other obligations of CSPC under the In-License Agreement, then CSPC shall timely inform Elevation of such expansion. At Elevation’s reasonable request following its receipt of CSPC’s notice of such expansion, the “Field” definition under this Agreement shall be expanded to match the definition of “Field” under the In-License Agreement, effective within [*] from the date of CSPC’s receipt of such request by Elevation.  [*].
3.LICENSE GRANT
3.1Licensed IP Rights
3.1.1Exclusive License. CSPC hereby grants to Elevation an exclusive (subject to the retained rights of CSPC in Section 3.2 (Rights Retained by CSPC)),

royalty-bearing, non-transferable (except in accordance with Section 18.3 (Assignment)) license (with the right to grant Sublicenses through multiple tiers in accordance with Section 3.1.2 (Sublicenses) below) under the Licensed IP Rights to conduct research and to Develop, use, offer for sale, sell and import Licensed Products in the Territory for use in the Field (the “Exclusive License”).
3.1.2Sublicenses
(a)Sublicense Grant.  Elevation may grant Sublicenses (with or without the right to grant further sublicenses through multiple tiers), in whole or in part, to an Affiliate or a Third Party under the Exclusive License granted in Section 3.1.1 (Exclusive License) without the prior written consent of CSPC, subject to the following: Elevation shall (i) [*], (ii) [*]; (iii) [*]; and (iv) [*].
(b)Sublicense Agreements. Elevation shall grant Sublicenses pursuant to written agreements, which shall be subject and subordinate to the terms and conditions of this Agreement. Such Sublicense agreements shall be consistent with the terms and conditions of this Agreement and contains terms obligating the Sublicensee to comply with the intellectual property, data ownership and confidentiality and non-use provisions consistent with those set forth in this Agreement and shall contain, among other things, the following:
(i)all provisions necessary to ensure Elevation’s ability to perform its obligations under this Agreement;
(ii)a section substantially the same as Section 15 (Indemnification; Insurance) of this Agreement, which also shall state that the CSPC Indemnitees (as defined in Section 15.2 (By Elevation)) are intended third party beneficiaries of such Sublicense agreement for the purpose of enforcing such indemnification;
(iii)a provision clarifying that, in the event of termination of the Exclusive License set forth in Section 3.1.1 (Exclusive License) (in whole or in part (e. g. , termination in a particular country)), any existing Sublicense agreement shall terminate to the extent of such terminated license; provided; however, that such Sublicensee shall have the right to enter into a direct license with CSPC under the terms set forth in Section 14.6 (Effect of Expiration or Termination) so long as such Sublicensee is in good standing under such Sublicense agreement and has not otherwise caused a material breach under this Agreement; and
(iv)a provision clarifying that the Sublicensee shall only be entitled to sublicense its rights under such Sublicense agreement on the terms set forth in this Section 3.1.2 (Sublicenses); and
(v)a provision prohibiting the Sublicensee from assigning the Sublicense agreement without the prior written consent of CSPC except for an assignment in the same manner as permitted in Section 18.3 (Assignment) and that any permitted assignee agrees in writing to be bound by the terms of such Sublicense agreement.

(c)Delivery of Sublicense Agreement. Elevation shall furnish CSPC with a fully executed copy of any Sublicense agreement, promptly after its execution.
(d)Breach by Sublicensee. Elevation shall be responsible for any breach of a Sublicense agreement by any Sublicensee that results in or would have constituted a material breach of this Agreement had it been an act or omission by Elevation. Elevation shall either (i) cure such breach in accordance with Section 14.4.1 (Material Breach) of this Agreement or (ii) enforce its rights by terminating such Sublicense agreement in accordance with the terms thereof.
3.1.3Subcontractors. Unless otherwise provided in this Agreement, Elevation may appoint distributors and engage subcontractors (including contract research organizations) for the purpose of performing Elevation’s obligations, subject to Section 3.1.2 (Sublicenses), with respect to the Development and Commercialization of Licensed Products in the Field in the Territory provided, however, that Elevation shall enter into agreements with such distributors and subcontractors which contains confidentiality provisions which are at least as restrictive as the confidentiality provisions of this Agreement and the terms and conditions that enable CSPC to exercise its rights, particularly in relation to intellectual property ownership and rights, under this Agreement.
3.2Rights Retained by CSPC. Except for the rights and licenses specified in Section 3.1 (Licensed IP Rights), no license or other rights are granted to Elevation under any intellectual property of CSPC, whether by implication, estoppel, or otherwise, whether any such intellectual property dominates or is dominated by the Licensed IP Rights. Notwithstanding anything to the contrary in this Agreement, CSPC may use and permit others to use the Licensed IP Rights for any research, development, commercial, or other purposes outside the Territory. For clarity, [*]. For clarity, [*].
3.3Availability of the Licensed IP Rights. CSPC shall provide Elevation with a copy of all information available to CSPC relating to the Licensed IP Rights and/or Compound, in each case translated into English, including without limitation: (a) the regulatory dossier for Compound including all regulatory submissions; (b) communications with the Regulatory Authorities (including the minutes of any meetings); (c) Clinical Trial master files, including case report forms; (d) listings and tables of results from the Clinical Trials; (e) treatment-related serious Adverse Event reports from the Clinical Trials; and (f) reasonable access to CROs involved in the Clinical Trials; provided, however, that access to any clinical reports, results, data or information of CSPC’s Phase 1 Clinical Trial in [*] of the Compound conducted by CSPC prior to the Effective Date shall only be provided to Elevation following Elevation’s full payment of the upfront fee in accordance with Section 4.1 (Upfront Fee) of this Agreement.
3.4Technical Assistance. Following the Effective Date, CSPC shall provide such technical assistance to Elevation as Elevation reasonably requests regarding the Licensed IP Rights and Compound. CSPC shall provide such technical assistance at [*] for [*] after the Effective Date, and after that [*].

3.5License to CSPC. Elevation hereby grants to CSPC a non-exclusive license to use any data and results generated by Elevation in the research and development of the Compound that are owned by Elevation pursuant to this Agreement solely for the purpose of CSPC’s Developing, Manufacturing, and Commercializing the Compound in the Excluded Territory.
3.6Non-Compete. During the Term of this Agreement: (a) CSPC and each of its Affiliates shall not, by itself or with or through any Third Party, [*]; and (b) Elevation and each of its Affiliates shall not, by itself or with or through any Third Party, directly or indirectly, [*]. Notwithstanding the above and anything to the contrary in this Agreement, the foregoing Section 3.6(a) (Non-Compete) shall not apply to [*] at any time during the Term of this Agreement.
3.7Access to Information. Following the full payment of the upfront fee in accordance with Section 4.1 (Upfront Fee) hereof, CSPC shall promptly grant to Elevation reasonable access to the clinical reports of Phase 1 Clinical Trial of the Compound in [*] (“CSPC Phase 1 Data”). Upon such full payment, CSPC agrees to grant and hereby grants to Elevation a non-exclusive, non-transferable (except in accordance with Section 18.3 (Assignment)) and non-licensable license under CSPC’s rights in and to CSPC Phase 1 Data solely to Develop and Commercialize Licensed Products in the Field in the Territory.
3.8No Implied License. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property or intellectual property rights of such Party.
4.FINANCIAL CONSIDERATIONS
4.1Upfront Fee. Within [*] after the Effective Date, in consideration of the grant of the Exclusive License and the right to use CSPC Phase 1 Data, Elevation shall pay to CSPC an upfront non-creditable and non-refundable license fee of twenty seven million United States dollars (US$27,000,000).
4.2Royalties
4.2.1Royalty Rates. During the applicable Royalty Term for a Licensed Product, subject to the terms and conditions of this Agreement, Elevation shall pay to CSPC royalties on the aggregate Net Sales of all Licensed Products sold in the Territory in a given Calendar Year, calculated by multiplying the applicable royalty rate set forth below by such Net Sales. The applicable royalty rates set forth in the table below shall apply only to that portion of the Net Sales during a given Calendar Year that falls within the indicated range.
Aggregate Annual Net Sales of all Licensed Products in the Territory	Royalty Rate
Portion of Net Sales in the Territory in a given Calendar Year less than or equal to [*] (USD $[*])	[*]%
Portion of Net Sales in the Territory in a given Calendar Year greater than [*] dollars (USD $[*]) but less than or equal to [*] dollars (USD $[*])	[*]%

Portion of Net Sales in the Territory in a given Calendar Year greater than [*] dollars (USD $[*]) but less than or equal to [*] dollars (USD $[*])	[*]%
Portion of Net Sales in the Territory in a given Calendar Year greater than [*] dollars (USD $[*])	[*]%

4.2.2No Valid Claim. In the event that, during the Royalty Term in a country, there is no Valid Claim Covering a Licensed Product included in a Licensed Product in such country, then the royalty rate applicable to Net Sales in such country set forth in the table in Section 4.2.1 (Royalty Rates) above shall be reduced by [*] relative to the royalty rate applicable if there had been such a Valid Claim in such country.
4.2.3Third Party Royalties. If Elevation, its Affiliates or Sublicensees is required to pay royalties to any Third Party in order to exercise its rights hereunder to make (subject to the manufacturing restrictions and conditions provided under Section 11.3 (Master Supply Agreement) and the Master Supply Agreement), use, sell, offer to sale or import any Licensed Product, then Elevation shall have the right to credit [*] of such Third Party royalty payments against the royalties owing to CSPC under Section 4.2.1 (Royalty Rates) with respect to sales of such Licensed Product in such country; provided, however, that Elevation shall not reduce the amount of the royalties paid to CSPC under Section 4.2.1 (Royalty Rates) by reason of this Section 4.2.3 (Third Party Royalties), with respect to sales of such Licensed Product in such country, to less than [*] of the royalties that would otherwise be due under Section 4.2.1 (Royalty Rates).
4.2.4Biosimilar Product. If in a country in the Territory and on a Licensed Product-by-Licensed Product basis, following the First Commercial Sale of a Biosimilar Product in such country in a Calendar Quarter, once: (a) Net Sales of the applicable Licensed Product decline by the percentage described below relative to the average quarterly Net Sales of the Licensed Product achieved in the [*] Calendar Quarters immediately prior to such launch; and (b) such Biosimilar Product has a combined market share of [*] or more of the market in the Field in such country, then the royalty rates applicable to Net Sales of the Licensed Product in such country set forth in the table in Section 4.2.1 (Royalty Rates) shall permanently be reduced as follows:
Decline in Net Sales	Royalty Reduction
[*]%	[*]
[*]%	[*]%
[*]%	[*]%

4.2.5Royalty Floor. Notwithstanding Sections 4.2.2 (No Valid Claim), 4.2.3 (Third Party Royalties) and 4.2.2 (Biosimilar Product) with respect to any Licensed Product in any Calendar Quarter, the royalties that would otherwise have been due under Section 4.2.1 (Royalty Rates) with respect to Net Sales of such Licensed Product in the applicable country(ies) during such Calendar Quarter shall not be reduced by more than [*] as a result of such reductions.
4.2.6Patent Challenge. Subject to this Section 4.2.6 (Patent Challenge), if Elevation or any of its Affiliates or their Sublicensees (each, a “Challenging

Party”) commences an action in which it challenges the validity, enforceability or scope of any of the Licensed Patents (a “Challenge Proceeding”) and if CSPC does not terminate this Agreement in accordance with Section 14.2.1 (Patent Challenge), the royalty rates specified in Section 4.2.1 (Royalty Rates) shall [*] with respect to Net Sales with respect to the Licensed Products invoiced during the pendency of such Challenge Proceeding. If the outcome of such Challenge Proceeding is a determination against the Challenging Party: (a) the royalty rate specified in Section 4.2.1 (Royalty Rates) shall remain at [*]; and (b) [*]. If the outcome of such Challenge Proceeding is a determination in favor of the Challenging Party, Elevation shall have no right to recoup any royalties paid before or during the pendency of such Challenge Proceeding.  Notwithstanding the above, if a Sublicensee commences a Challenge Proceeding, then Elevation shall promptly terminate the applicable Sublicense agreement no later than [*] from the date of commencement of such Challenge Proceeding and following such timely termination, CSPC may not terminate this Agreement, and all terms and conditions of this Agreement as applicable immediately prior to such Sublicense agreement termination shall remain the same (and, for clarity, the royalty rates will not [*] and Elevation is not liable for any costs of such Challenge Proceeding).
4.3Milestones. Elevation shall pay to CSPC the following [*] milestone payments within [*] following the first achievement of the applicable milestone by Elevation or any of its Affiliate or Sublicensees:
Development Milestone Event	Development Milestone Payment (USD)
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]

Sales Milestone Event	Sales Milestone Payment (USD)
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]

4.4Non-Royalty Sublicense Income. Within [*] following receipt of any Non-Royalty Sublicense Income by Elevation or any of its Affiliates, and until such time as Elevation has paid to CSPC a total of [*] United States dollars (US$[*]) in the aggregate under this Section 4.4 (Non-Royalty Sublicense Income), Elevation shall pay CSPC the following percentage of the Net Non-Royalty Sublicense Income: (a) if the applicable Sublicense was executed prior to Initiation of the first Phase 2 Clinical Trial for a Licensed Product, [*]; (b) if the applicable Sublicense was executed after the Initiation of the first Phase 2 Clinical Trial for a Licensed Product, but prior to the Initiation of the first Phase 3 Clinical Trial for a Licensed Product, [*]; (c) if the applicable Sublicense was executed after initiation of the first Phase 3 Clinical Trial for a Licensed Product, but prior to receipt of the first Regulatory Approval for a Licensed Product, [*]; and (d) if the applicable Sublicense was executed after receipt of the first Regulatory Approval for a Licensed Product, [*].  Once Elevation has paid to CSPC a total of [*] United States dollars (US$[*]) in the aggregate under this Section 4.4 (Non-Royalty Sublicense Income), no further amounts will be owing under this Section 4.4 (Non-Royalty Sublicense Income).
4.5Pass-Through Fees. During the Term of this Agreement, Elevation shall pay to CSPC any and all third party fees, including any license fees, charged by any Third Party licensor and incurred by CSPC in connection with any new Licensed Patent to be licensed to Elevation by CSPC after the Effective Date and during the Term of this Agreement as long as the license of such new Licensed Patent is agreed in writing in advance by both Parties.
5.ROYALTY REPORTS AND ACCOUNTING
5.1Royalty Reports. Within [*] after the end of each Calendar Quarter during the term of this Agreement following the First Commercial Sale of a Licensed Product, Elevation shall furnish to CSPC a quarterly written report showing in reasonably specific detail: (a) [*] during such Calendar Quarter; (b) [*]; (c) [*]; (d) [*]; (e) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (f) the exchange rates, if any, used in determining the amount of United States dollars. With respect to sales of Licensed Products invoiced in United States dollars, the gross sales, Net Sales and royalties payable shall be expressed in United States dollars. With respect to (i) Net Sales invoiced in a currency other than United States dollars; and (ii) cash consideration paid in a currency other than United States dollars by Elevation’s Sublicensees hereunder, all such amounts shall be expressed both in the currency in which the distribution is invoiced and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal on the last business day of each month during the applicable Calendar Quarter.
5.2Records and Audits
5.2.1Records. Elevation shall maintain, and shall cause its Affiliates and their Sublicensees to maintain, complete and accurate records of Licensed Products that is made, used, sold, leased or transferred under this Agreement, for purposes of determining any amounts payable to CSPC in relation to the Licensed Products, which records shall contain sufficient information to permit CSPC to confirm the accuracy of any payments made to CSPC under Section 4 (Financial Considerations).
5.2.2Audits. Elevation, its Affiliates or their Sublicensees, as applicable, shall retain such records relating to a given Calendar Quarter for at least [*] after the conclusion of that Calendar Quarter, during which time CSPC shall have the right to cause an independent, certified public accountant to inspect such records during normal business hours for the purposes of verifying the accuracy of any financial reports and payments delivered and made under this Agreement and Elevation’s compliance with the terms hereof. Upon the written request of CSPC at least [*] in advance and not more than [*] in each Calendar Year, Elevation shall permit an independent certified public accounting firm of nationally recognized standing selected by CSPC, at CSPC’s expense, to have access during normal business hours to such of the financial records of Elevation as may be reasonably necessary to verify the accuracy of the payment reports hereunder. If such accounting firm concludes that additional amounts were owed during the audited period, Elevation shall pay such additional amounts within [*] after the date CSPC delivers to Elevation such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by CSPC; provided, however, that if the audit discloses that the royalties payable by Elevation for such period are more than [*] of the royalties actually paid for such period, then Elevation shall pay the reasonable fees and expenses charged by such accounting firm. Such accounting firm shall be required to enter into a nondisclosure agreement with Elevation, its Affiliate or Sublicensee, as applicable, and shall not disclose to CSPC any information other than information relating to the accuracy of reports and payments delivered under this Agreement.
6.PAYMENTS
6.1Payment Terms. Royalties shown to have accrued by each royalty report provided for under Section 4.2 (Royalties) shall be due on [*]. Payment of royalties in whole or in part may be made in advance of such due date.
6.2Withholding Taxes. As between the Parties, CSPC would be responsible for any net income tax imposed on CSPC by tax authorities in the Excluded Territory with respect to amounts payable by Elevation under this Agreement. All payments by Elevation to

CSPC under this Agreement shall be made without deducting any present or future taxes, or other charges except those withholdings that are legally required. If Elevation is legally required to make any tax withholdings on CSPC’s behalf, Elevation shall notify and cooperate with CSPC with respect thereto and withhold such amounts as are legally required. Elevation shall cooperate with CSPC in preparing and supplementing documentations as required by tax authorities in the Excluded Territory for the purpose of complying with Applicable Laws and applying for the exemption/deduction of taxes imposed by tax authorities in the Excluded Territory arising out of this Agreement. No taxes imposed or applied with respect to transactions between Elevation and its Affiliates can be used to offset or reduce any royalties, or other payments made to CSPC under this Agreement.
6.3Currency. All amounts payable and calculations hereunder shall be in United States dollars. As applicable, Net Sales and any royalty deductions shall be translated into United States dollars in accordance with the paying Party’s customary and usual currency conversion procedures, consistently applied. If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as provided in this Section 6 (Payments), the Parties shall consult with a view to finding a prompt and acceptable solution, and the paying Party shall deal with such monies as the other Party may lawfully direct.
6.4Method of Payment. Except as otherwise agreed by the Party receiving payments, each payment hereunder shall be made by electronic transfer in immediately available funds via a bank wire transfer, an automated clearing house (ACH) mechanism or any other means of electronic funds transfer, at the paying Party’s election, to the bank account designed by the Party receiving payments in writing to the paying Party at least [*] before the payment is due.
6.5Late Payment. Any amounts that are not paid by Elevation when due shall accrue a late charge from the due date until paid, at a rate equal to the lesser of [*] per [*] and the maximum allowed by Applicable Laws calculated on the total number of days such payment is delinquent.
7.GOVERNANCE
7.1Joint Steering Committee
7.1.1Formation and Role. Within [*] after the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) to coordinate, oversee, review and discuss the Parties’ activities with respect to the Development and Commercialization of Licensed Products. For that purpose and to the extent reasonably necessary, the JSC shall (by itself or through discharging its responsibilities through one (1) or more subcommittees):
(a)discuss the status, progress and results of all Development activities conducted by or on behalf of either Party with respect to Licensed Products, both in and outside the Territory;
(b)facilitate communications and discussions between the Parties with respect to the Development Plan and CSPC’s development plan (the “CSPC Development Plan”);

(c)review, discuss and approve any proposed amendments or revisions to the Development Plan or CSPC Development Plan and oversee the implementation of the Development Plan and CSPC Development Plan;
(d)review and discuss significant correspondence to or from a Regulatory Authority (including submissions of Regulatory Submissions) that are relevant to Licensed Products in the Field;
(e)discuss and oversee Commercialization of Licensed Products in the Field in the Territory and the Excluded Territory, including the tracking of sales of Licensed Products;
(f)establish and oversee the implementation of the Commercial Plan and CSPC’s commercialization plan (the “CSPC Commercial Plan”) and review, discuss and approve any proposed amendments or revisions thereof;
(g)establish procedures regarding the collection, sharing, and reporting of Adverse Event information related to Licensed Products consistent with the Pharmacovigilance Agreement to be entered into in accordance with Section 9.7 (Adverse Events); and
(h)perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or as determined by the Parties in writing.

Notwithstanding the foregoing, in no event shall the JSC or any subcommittee of the JSC shall have the powers expressly assigned to it in this Section 7.1.1 (Formation and Role) and elsewhere in this Agreement. In no event shall the JSC or any subcommittee of the JSC shall have any authority to (i) amend, modify, or waive compliance with this Agreement; (ii) determine that a breach has occurred under this Agreement; and (iii) make any decision that is specified elsewhere in this Agreement as being made by one (1) or both Parties.

7.1.2JSC Members
(a)The JSC shall have six (6) members, with one (1) representative from each Party appointed a co-chairperson. Elevation shall appoint three (3) representatives to the JSC, and CSPC shall appoint three (3) representatives to the JSC. Each JSC representative may be an officer, employee, or representative of the applicable Party having sufficient experience and knowledge of matters arising within the scope of the JSC’s responsibilities to make decisions with respect thereto. Each Party may replace its representatives at any time upon written notice to the other Party.
(b)The role of each chairperson shall be to convene and preside at the meetings of the JSC and to ensure the preparation of meeting minutes, but, except as set forth herein, each co-chairperson shall have no additional powers or rights beyond those held by other JSC representatives.

(c)The JSC may change its size from time to time; provided, that the JSC shall consist at all times of an equal number of representatives of each Party. Each Party may replace any of its JSC representatives with a qualified employee of such Party at any time upon written notice to the other Party.
7.1.3Meetings. The JSC shall meet at least once per Calendar Quarter. The JSC may conduct such meetings in person, by videoconference or by teleconference, as the Parties agree. Each Party may invite a reasonable number of participants, in addition to its representatives, to attend JSC meetings; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party. Such Party shall ensure that such Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement. Each Party is responsible for its own expenses incurred in connection with participating in and attending all such meetings. The Alliance Managers shall be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect the decisions made and action items identified at such meetings. The Alliance Managers shall send draft meeting minutes to each member of the JSC for review and written approval by both Parties within [*] from each JSC meeting.
7.1.4Decision Making
(a)Voting. Each Party shall have a single vote in the JSC regardless of the number of representatives appointed to the JSC or present at the meeting. There must be a minimum of one (1) representative from each Party at any meeting of the JSC in order for any action taken at such meeting to be valid. The JSC shall act by unanimous consent of both Parties.
(b)Final Decision Authority
(i)If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the JSC cannot reach a unanimous decision as to such matter within [*] after such matter was brought to the JSC for resolution, then such matter shall be referred to Executive Officers for resolution.
(ii)If the issue is not resolved within [*] following the referral of such issue to the Executive Officers, then [*].
(iii)Notwithstanding the above, a Party may not make any decision or take any action that (A) would reasonably be expected to materially or adversely impact the Licensed Products, (B) requires the other Party to provide any additional resources or bear any additional costs except as expressly required under this Agreement, (C) would reasonably be expected to violate the other Party’s rights and benefits under this Agreement; or (D) would otherwise conflict with this Agreement or likely result in a violation of any Applicable Law.
(iv)For clarity, the Parties shall continue to perform all obligations of this Agreement during the foregoing decision-making process. If a matter under the jurisdiction of the JSC is not subject to the final decision-making authority of either

Party above or if a Party is unable to decide a matter within its final decision-making authority without fulfilling the conditions provided in this Section 7.1.4(b) (Final Decision Authority) (“Other Matter”), then no change shall have been made and the Parties shall adhere to the protocol or conduct adopted by both Parties and effective prior to the Dispute concerning such Other Matter, provided that each Party may seek to resolve any such Dispute by arbitration pursuant to Section 16.1 (Dispute Escalation) and Section 16.2 (Arbitration).
7.2Subcommittees
7.2.1General. From time to time, the JSC may establish subcommittees to oversee particular projects or activities within the scope of authority of the JSC, as it deems necessary or advisable. Each subcommittee shall be composed of an equal number of representatives of each Party, as the JSC determines is appropriate from time to time, and shall meet with such frequency as the JSC determines. If, with respect to a matter that is subject to a subcommittee’s decision-making authority, the subcommittee cannot reach unanimity, the subcommittee must refer the matter to the JSC for resolution.
7.2.2Joint Development Committee. No later than [*] from the Effective Date of this Agreement, unless otherwise agreed by the Parties, the JSC shall establish a joint development committee (“JDC”). The JDC shall have the primary responsibilities for the matters set forth in Sections 7.1.1(a) – 7.1.1(c), together with such other matters as are delegated to the JDC by the JSC.
7.2.3Joint Commercial Committee. No later than [*], the JSC shall establish a joint commercial committee (“JCC”). The JCC shall have the primary responsibilities for the matters set forth in Sections 7.1.1(e) – 7.1.1(g), together with such other matters as are delegated to the JCC by the JSC.
7.3Alliance Managers. No later than [*] from the Effective Date of this Agreement, each Party shall designate an individual to facilitate communication and coordination of the Parties’ activities under this Agreement, including the Development, Manufacturing and Commercialization of the Licensed Products (each, an “Alliance Manager”). Each Alliance Manager may also serve as a representative of its respective Party on one (1) or more committees.
7.4Joint Project Team. During the Term of this Agreement, the Parties may establish a joint project team (the “Joint Project Team”) made up of the Alliance Manager of each Party and at least two (2) other representatives from each Party, which shall be responsible for coordinating all activities under this Agreement. Each Party may replace any of its Joint Project Team representatives upon prior notice to the other Party.
7.5Limitations. Notwithstanding the creation of the JSC or any subcommittee, each Party shall retain the rights, powers and discretion granted to it hereunder and neither the JSC nor any subcommittee shall be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. Neither the JSC nor any subcommittee shall have the power to amend or modify this Agreement, and no decision by the JSC or any subcommittee shall be in contravention of any terms and conditions of this Agreement. The Alliance Managers shall not have any rights, powers or discretion except as expressly granted to the Alliance Managers hereunder and in no event shall the Alliance Managers have any right or power to modify or amend this Agreement. It is understood and agreed that issues to be formally decided by the JSC are only those specific issues that are expressly provided in this Agreement to be decided by the JSC.
8.RESEARCH AND DEVELOPMENT OBLIGATIONS
8.1Research and Development Efforts. Elevation shall be responsible for all aspects of the research and Development of the Licensed Products in the Territory, including conducting Clinical Trials for Licensed Products, conducting Regulatory Submissions and obtaining Regulatory Approvals for Licensed Product in the Field in the Territory and shall bear all of the costs and expenses incurred in connection with such Development activities, including the cost of Clinical Trial materials of the Development of the Licensed Products.
8.2Development Plan. Elevation shall use Commercially Reasonable Efforts to Develop the Licensed Products in [*] and achieve the development milestones agreed pursuant to the Development Plan. The initial Development Plan which contains the strategy, activities and timeline for the research and Development of Licensed Products in the Field in the Territory is attached hereto as Exhibit D (Initial Development Plan) and any substantive changes or revisions to the Development Plan must be approved by JSC. References to the “Development Plan” in this Agreement refer to the Development Plan as then in effect (including all amendments thereto).
8.3Development Diligence. Elevation, itself or through its Affiliates, Sublicensees, or Subcontractors, shall use Commercially Reasonable Efforts, at its sole cost and expense, to Develop the Licensed Products in the Field in [*], including to achieve the development milestone events by certain target dates contained in the Development Plan. Elevation shall, and Elevation shall cause its Affiliates, Sublicensees and its Subcontractors to conduct all Development under this Agreement in a professional manner and in compliance with all Applicable Laws.
8.4Records. Elevation shall maintain records, in sufficient detail and in good scientific manner, which shall reflect all work done and results achieved in the performance of its research and Development regarding the Licensed Products. Such records shall fully and properly reflect, in good scientific manner appropriate for regulatory and patent purposes, all work done and results achieved in the performance of all Development activities for Licensed Products, in the Territory. Each Party shall document all non-clinical studies and Clinical Trials in formal written study records, and shall document all manufacturing activities for Licensed Products, in each case in accordance with Applicable Laws, including applicable national and international guidelines such as GLP and GMP. The Parties shall discuss the status, progress and results of all Development activities with respect to Licensed Products, in the Territory at such JSC meetings, as required.

8.5Development Data. CSPC shall solely own all data, records and reports generated by or on behalf of CSPC or its Affiliates, in the non-clinical and clinical Development of the Licensed Products (the “CSPC Product Data”), during the Term of this Agreement.  Elevation shall solely own all data, records and reports generated by or on behalf of Elevation or its Affiliates, in the non-clinical and clinical Development of the Licensed Products (the “Elevation Product Data”), during the Term of this Agreement. Elevation, shall, on a [*] basis and at no charge to CSPC, as permitted under Applicable Laws, provide CSPC with a summary of all Elevation Product Data not previously transferred under this Section 8.5 (Development Data).  CSPC, shall, on a [*] basis and at no charge to Elevation, as permitted under Applicable Laws, provide Elevation with a summary of all CSPC Product Data not previously transferred under this Section 8.5 (Development Data).
8.6Standards of Conduct. Elevation shall perform, and shall ensure that its Affiliates, Sublicensees and Third Party contractors perform the Development activities with respect to Licensed Products in good scientific manner, and in compliance in all material respects with the requirements of Applicable Laws.
9.REGULATORY
9.1Overview
(a)In the Field in the Territory. Except for any regulatory activities related to CSPC’s Manufacturing of the Licensed Products under this Agreement or the Master Supply Agreement, which shall be exclusively controlled and conducted by CSPC, Elevation has the exclusive right to conduct, and subject to the remainder of this Section 9 (Regulatory), is solely responsible for all aspects of, activities related to (i) setting the regulatory strategy for seeking Regulatory Approvals (including any Pricing Approvals) for Licensed Products in the Field in the Territory upon consultation with CSPC, and (ii) seeking and obtaining Regulatory Approvals in the Field in the Territory. As between the Parties, Elevation shall bear all of its costs and expenses incurred in connection with such regulatory activities.
(b)Outside the Territory; Manufacturing Activities. CSPC has the exclusive right to conduct, and subject to the remainder of this Section 9 (Regulatory), is solely responsible for all aspects of, activities related to (i) setting the regulatory strategy for seeking Regulatory Approvals, for Licensed Products outside the Territory, and (ii) seeking and obtaining Regulatory Approvals outside the Territory. As between the Parties, CSPC shall have the exclusive right to conduct and control all regulatory activities, including seeking Regulatory Approvals, for CSPC’s Manufacturing of the Licensed Product under this Agreement and the Master Supply Agreement.  Unless otherwise provided in the Master Supply Agreement, CSPC shall bear all of its costs and expenses incurred in connection with such regulatory activities. If and only to the extent expressly agreed in writing in advance by CSPC that Elevation has the right to Manufacture the Licensed Product or have the Licensed Product Manufactured by a Third Party manufacturer, then Elevation shall have the exclusive right to conduct and control all regulatory activities, including seeking Regulatory Approvals, for such Manufacturing of the Licensed Product in the Territory in consultation with CSPC, and Elevation shall in good faith consider comments and feedback of CSPC in connection thereof.
9.2Regulatory Responsibilities and Rights of Reference
(a)In the Field in the Territory. As between the Parties, Elevation shall prepare, submit, and own all Regulatory Submissions not related to CSPC’s Manufacturing of Licensed Products in the Field in the Territory, at Elevation’s sole cost and expense and shall own all Regulatory Approvals associated thereof. Elevation shall lead all interactions with Regulatory Authorities with respect to Licensed Products in the Field in the Territory which are not related to CSPC’s Manufacturing of the Licensed Products. Elevation hereby grants to CSPC an irrevocable, permanent Right of Reference and use to all Regulatory Submissions pertaining to Licensed Products submitted by or on behalf of Elevation, including any such Regulatory Submissions that are in the possession of any Third Party, subject to the prior written consent of such Third Party, solely for the purpose of seeking, obtaining, and maintaining Regulatory Approval of a Licensed Product outside the Territory.
(b)Outside the Territory; Outside the Field; Manufacturing. CSPC shall prepare, submit, and own all Regulatory Submissions for Licensed Products outside the Territory or outside the Field or related to CSPC’s Manufacturing of the Licensed Products inside and outside the Territory, at CSPC’s sole cost and expense. CSPC hereby grants to Elevation Right of Reference to all Regulatory Submissions pertaining to Licensed Products submitted by or on behalf of CSPC, including any such Regulatory Submissions that are in the possession of any Third Party, solely for the purpose of seeking, obtaining, and maintaining Regulatory Approval of a Licensed Product in Field in the Territory. CSPC shall lead all interactions with Regulatory Authorities with respect to Licensed Products outside the Territory or related to CSPC’s Manufacturing of the Licensed Products.
9.3Regulatory Authority Inspection
(a)Inspections of Elevation. Elevation shall immediately notify CSPC as soon as Elevation becomes aware of any Regulatory Authority inspections relating to any Licensed Product in the Field in the Territory. CSPC may be present at any such inspections and Elevation shall provide CSPC the opportunity to review and comment on any responses that may be required to the extent practically possible. If Elevation does not receive prior notice of any such inspection, Elevation shall notify CSPC as soon as practicable after such inspection and shall provide CSPC with copies of all relevant materials, correspondence, statements, forms, and records received or generated pursuant to any such inspection.
(b)Inspections of CSPC. CSPC shall immediately notify Elevation as soon as CSPC becomes aware of any Regulatory Authority inspections relating to any Licensed Product outside the Territory or to CSPC’s Manufacturing of the Licensed Product. Elevation may be present at any such inspections and CSPC shall provide Elevation the opportunity to review and comment on any responses that may be required to the extent practically possible. If CSPC does not receive prior notice of any such inspection, CSPC shall notify Elevation as soon as practicable after such inspection and shall provide Elevation with copies of all relevant materials, correspondence, statements, forms, and records received or generated pursuant to any such inspection relating to such Licensed Product.
9.4Regulatory Cooperation
(a)Each Party shall use Commercially Reasonable Efforts to provide the other Party with all reasonable assistance and take all actions reasonably requested by such other Party, without changing the allocation of responsibilities set forth in this Section 9 (Regulatory), that are necessary or desirable to enable: (i) Elevation to seek, obtain, and maintain Regulatory Approvals for Licensed Products in the Field in the Territory; and (ii) CSPC to seek, obtain, and maintain Regulatory Approvals for Licensed Products outside the Territory or outside the Field or for Manufacturing of the Licensed Products worldwide. Each Party shall cooperate with any inspection by any Regulatory Authority relating to Licensed Products in the Field in the Territory, including any inspection prior to approval of an application for Regulatory Approval for Licensed Products.
(b)Each Party shall keep the JSC reasonably and timely informed regarding the status and progress of its activities conducted pursuant to this Section 9 (Regulatory) in the Field in the Territory, including providing the JSC with advance notice of all meetings scheduled with a Regulatory Authority (including notice promptly after a request for a meeting received from a Regulatory Authority) involving a Regulatory Submission, providing the JSC with a copy of all substantive written correspondence from a Regulatory Authority involving a Regulatory Submission, notifying the JSC of all oral substantive correspondence from a Regulatory Authority involving a Regulatory Submission, and promptly providing the JSC with each Regulatory Submission submitted to a Regulatory Authority.
9.5Notice of Regulatory Action. If any Third Party, including a Regulatory Authority, takes or gives notice of its intent to take any regulatory action with respect to any activity of a Party pursuant to this Agreement, which regulatory action could reasonably be expected to materially adversely affect any Development, Manufacture, or Commercialization activities with respect to Licensed Products in the Field in the Territory, then such Party shall promptly notify the other Party of such notice or action, and the Parties shall discuss an appropriate response in good faith.
9.6Remedial Actions. If either Party obtains information indicating that any Licensed Product may be subject to any recall, corrective action, or other regulatory action by any Governmental Authority or Regulatory Authority, then such Party’s subsequent obligations shall be governed by the Master Supply Agreement.
9.7Adverse Events. Within [*] after the Effective Date, the Parties shall enter into a pharmacovigilance agreement, which upon such execution shall be attached as an exhibit hereto and hereby incorporated into this Agreement by reference (the “Pharmacovigilance Agreement”) to report the appropriate Regulatory Authorities of Adverse Events and the Parties’ responsibilities to protect patients and promote their well-being in connection with the use of the Licensed Products. The Parties shall comply with the provisions of the Pharmacovigilance Agreement.

10.COMMERCIALIZATION
10.1Commercialization Responsibilities. Elevation has the exclusive right to conduct, and is solely responsible for all aspects of, the Commercialization of Licensed Products in the Field in the Territory under its own brand(s) and trademarks, including: (a) developing and executing a commercial launch and pre-launch plan; (b) marketing and promotion; (c) booking sales and distribution and performance of related services; (d) handling all aspects of order processing, invoicing and collection, inventory and receivables; and (e) providing customer support, including handling medical queries, and performing other related functions, in each case of (e)–(e) with respect to the Field; provided, however, that such decisions are consistent with the express terms and conditions of this Agreement. As between the Parties, Elevation shall bear all of its costs and expenses incurred in connection with such Commercialization activities.
10.2Commercial Diligence. Elevation shall use Commercially Reasonable Efforts to Commercialize Licensed Products for which it or CSPC (as it related to the United States) has obtained Regulatory Approval to achieve the First Commercial Sale of Licensed Products by certain target dates as is contained in the Commercialization Plan. If Elevation fails to comply with such obligations, CSPC shall have the right to terminate this Agreement pursuant to Section 14.4.1 (Material Breach) of this Agreement.
10.3Commercialization Plan. Elevation shall establish a plan for the Commercialization of Licensed Products in the Field in the Territory in accordance with its normal business practices and consistent with the form and detail that Elevation normally provides for its internal products at a similar stage and shall provide the final version of such commercialization plan (the “Commercialization Plan”) to CSPC no later than [*] and submit to the JSC for its review and comment. After establishment of the initial Commercialization Plan for Licensed Products in the Field, Elevation shall update such Commercialization Plan at least [*] and provide such updated Commercialization Plan to CSPC and submit to the JSC for its review, comment and approval. Elevation shall establish such other plans for Commercialization of Licensed Products in other countries of the Territory in accordance with its normal business practices and in compliance with the Commercialization Plan and shall include a summary of such plans in each update to CSPC under this Section 10.3 (Commercialization Plan).
10.4Standards of Conduct. Elevation shall perform, and shall ensure that its Affiliates, Sublicensees and Third Party contractors perform, all Commercialization activities in a good scientific and ethical business manner and in compliance with Applicable Laws. Elevation represents that it has established or shall establish, and shall follow, its own internal policies, procedures, and standards for promotion, Clinical Trials, medical education activities and other sales and marketing activities for Licensed Products in the Field in the Territory, to ensure compliance with Applicable Laws.
11.MANUFACTURING
11.1CSPC shall be responsible for Manufacturing globally and Elevation shall be responsible for purchasing Licensed Products for any clinical or commercial supply from CSPC under the terms of the Master Supply Agreement. The Manufacturing of the Licensed Products shall be governed by the terms and provisions of the Master Supply Agreement (as defined in Section 11.3 (Master Supply Agreement) below).
11.2Until such time as Elevation has completed the first Phase 2 Clinical Trial for the first Licensed Product of CSPC in the United States, CSPC shall supply [*] of the Compound to Elevation for clinical purposes as Elevation requests, but only to the extent necessary for Elevation to conduct such Phase 2 Clinical Trial for a Licensed Product in the Field in the United States at no cost to Elevation. Following Elevation’s completion of the Phase 2 Clinical Trial for the first Licensed Product of CSPC in the United States, CSPC shall supply to Elevation and Elevation shall (unless otherwise agreed by CSPC) purchase [*] from CSPC [*] of Elevation’s requirements for the Compound and Finished Products for the Development and Commercialization of the Licensed Products, provided that Elevation shall pay to CSPC an amount equal to CSPC’s [*].
11.3Master Supply Agreement. Within [*] after the Effective Date, the Parties shall negotiate and enter into a supply agreement for the supply of Licensed Product (the “Master Supply Agreement”). In addition to the pricing of the Licensed Product as provided above, the Master Supply Agreement shall contain the following terms: (a) CSPC shall commit to supplying and Elevation shall commit to purchasing [*] from CSPC any amount of Licensed Product requested by Elevation pursuant to the forecasting mechanism to be included in the Master Supply Agreement and agreed by both Parties, [*] Elevation shall have the right to Manufacture or have Manufactured the Licensed Products (and the Master Supply Agreement shall include appropriate technology transfer mechanisms and escrowed know-how) in the case that [*]; (b) subject to the foregoing, CSPC shall be the [*] supplier of the Compound and Licensed Products to Elevation, and (c) [*] at Elevation’s reasonable request.
12.CONFIDENTIALITY
12.1Confidential Information. During the Term of this Agreement, and for a period of [*] following the expiration or earlier termination hereof, the receiving Party (the “Receiving Party”) shall maintain in confidence all non-public information (and all tangible and intangible embodiments thereof) of or controlled by the other Party that is disclosed by the other Party (the “Disclosing Party”) and identified as, or acknowledged to be, confidential at the time of disclosure or should be reasonably regarded as confidential given the nature of the information and the circumstances of disclosure (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, Affiliates, employees, permitted licensees, permitted assignees and agents, consultants, clinical investigators or contractors of the Receiving Party, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, each Party hereto shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Each Party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.

12.2Permitted Disclosures. The confidentiality obligations contained in Section 12.1 (Confidential Information) shall not apply to the extent that: (a) the Receiving Party is required (i) to disclose information by law, regulation or order of a governmental agency or a court of competent jurisdiction; or (ii) to disclose information to any governmental agency to the extent necessary to obtain Regulatory Approvals for Licensed Products, provided in either case that the Receiving Party shall provide written notice thereof to the other Party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) the Receiving Party can demonstrate by competent and sufficient evidence that (i) the disclosed information was public knowledge at the time of such disclosure to the Receiving Party, or thereafter became public knowledge, other than as a result of actions of the Receiving Party in violation hereof; (ii) the disclosed information was rightfully known by the Receiving Party (as shown by its written records) prior to the date of disclosure to the Receiving Party by the other Party hereunder; (iii) the disclosed information was disclosed to the Receiving Party on an unrestricted basis from a source unrelated to any Party to this Agreement and not under a duty of confidentiality to the other Party; or (iv) the disclosed information was independently developed by the Receiving Party without use of or reliance on the Confidential Information disclosed by the other Party. In the event that the Receiving Party or its Receiving Parties, as applicable, deem it reasonably necessary to disclose Confidential Information belonging to the Disclosing Party pursuant to this Section 12.2 (Permitted Disclosures), the Receiving Party shall, to the extent possible, provide the Disclosing Party with reasonable advance notice of such disclosure and take reasonable measures (including for example, where appropriate, the filing of a redacted copy of this Agreement approved by both Parties) to ensure confidential treatment of such information.
12.3Notification. The Receiving Party shall notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or compromise of the Disclosing Party’s Confidential Information.
12.4Destruction of Confidential Information. Upon the expiration or earlier termination of this Agreement, except otherwise requested by the Disclosing Party, the Receiving Party shall: (a) destroy all tangible embodiments of Confidential Information of the Disclosing Party, including any and all copies thereof, and those portions of any documents, memoranda, notes, studies and analyses prepared by the Receiving Party or its Receiving Parties that contain, incorporate or are derived from such Confidential Information and provide written certification of such destruction to the Disclosing Party in a form reasonably acceptable to the Disclosing Party; and (b) immediately cease, and shall cause its Receiving Parties to cease, use of such Confidential Information as well as any information or materials that contain, incorporate or are derived from such Confidential Information.
12.5Use of Name and Disclosure of Terms of this Agreement. Each Party shall keep the existence of, the terms of and the transactions covered by this Agreement confidential and shall not disclose such information to any Third Party, or mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in any manner without the prior written consent of the other Party in each instance (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that a Receiving Party may disclose such information without the prior consent of the Disclosing Party to any Third Party who is performing diligence in connection with a transaction with such Receiving Party (including potential Sublicensees and licensees) so long as each such Third Party has signed a written confidentiality agreement with such Receiving Party no less restrictive than the terms hereof. The restrictions imposed by this Section 12 (Confidentiality) shall not prohibit either Party from making any disclosure that is required by Applicable Laws, rule or regulation or the requirements of a national securities exchange or another similar regulatory body, or that is expressly permitted under this Agreement. Further, the restrictions imposed on each Party under this Section 12 (Confidentiality) are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this Section 12 (Confidentiality).
12.6Publicity. Notwithstanding anything to the contrary in this Section 12 (Confidentiality), it is understood that the Parties shall issue a press release announcing the execution of this Agreement in substantially the form attached hereto Exhibit C (Press Release). The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of any subsequent press releases relating to this Agreement or the activity hereunder prior to the issuance thereof, provided that a Party may not unreasonably withhold consent to such releases, and that either Party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure or which are consistent with information disclosed in prior releases properly made hereunder.
12.7Remedies. The Parties acknowledge and agree that the restrictions set forth in Section 12 (Confidentiality) are reasonable and necessary to protect the legitimate interests of the Parties and that neither Party would have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of Section 12 (Confidentiality) shall result in irreparable injury to the other Party for which there shall be no adequate remedy at law. In the event of a breach or threatened breach of any provision of Section 12 (Confidentiality) by a Party, the other Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such Party may be entitled in law or equity. The breaching Party agrees to waive any requirement that the non-breaching Party: (a) post a bond or other security as a condition for obtaining any such relief; and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 12.7 (Remedies) is intended, or shall be construed, to limit the Parties’ rights to equitable relief or any other remedy for a breach of any provision of this Agreement.
13.INTELLECTUAL PROPERTY
13.1Ownership of Background Intellectual Property. The Background Intellectual Property of a Party shall remain such Party’s sole property. The Background Intellectual Property of CSPC shall include, without limitation, Licensed Patents, Licensed Know-How and all rights, title and interest in the Improvements. [*]. [*].

13.2Ownership of Foreground Intellectual Property. Subject to Section 13.1 (Ownership of Background Intellectual Property), each Party shall own any and all Data and Technology and Intellectual Property Rights thereof Created solely by its employees, agents or independent contractors during the course of performance of their activities hereunder (“Solely Owned Foreground IP”). To the extent the Parties agree to jointly Develop the Data and Technology, any Data and Technology which is Created jointly by CSPC and Elevation (including their respective Affiliates and contractors), for which joint Development shall be determined based on United States laws applicable to such Data and Technology and the Intellectual Property Rights associated therewith (“Jointly Owned Foreground IP”), shall be owned jointly by both Parties in equal undivided shares (“Joint Owners”). Subject to any other Intellectual Property Rights of the other Joint Owner and any other agreements between the Joint Owners, each Joint Owner may use, exploit and commercialize such Jointly Owned Foreground IP and license and sublicense such Jointly Owned Foreground IP without the consent of the other Joint Owner and without any duty to account for or share proceeds with the other Joint Owner on account of such use, exploitation, commercialization, licensing or sublicensing.
13.3Grant-back to Elevation’s Solely Owned Foreground IP. Elevation hereby grants to CSPC an irrevocable, perpetual, non-exclusive, transferable, sublicensable (through multiple tiers), fully paid-up, royalty-free unrestricted license to any of Elevation’s Solely Owned Foreground IP solely for the Development and Commercialization of the Licensed Product in the Excluded Territory and the Manufacturing of the Compound and the Licensed Products inside or outside the Territory pursuant to this Agreement and the Master Supply Agreement. Elevation shall inform CSPC without undue delay about any of Elevation’s Solely Owned Foreground IP and provide all relevant information that enables CSPC to effectively evaluate the scope of such Solely Owned Foreground IP.
13.4Patent Prosecution and Maintenance of Licensed IP Rights. CSPC shall have the sole right to control the preparation, filing, prosecution and maintenance of all patents and patent applications within the Licensed Patents, and the Jointly Owned Foreground IP and [*]. CSPC shall give Elevation an opportunity to review and comment on the text of each patent application subject to this Section 13.4 (Patent Prosecution and Maintenance of Licensed IP Rights) before filing, and shall supply Elevation with a copy of such patent application as filed, together with notice of its filing date and serial number. Elevation shall cooperate with CSPC, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all patents and other filings referred to in this Section 13.4 (Patent Prosecution and Maintenance of Licensed IP Rights). If CSPC, in its sole discretion, decides to abandon the preparation, filing, prosecution or maintenance of any Licensed Patent, then Elevation shall notify CSPC in writing of its intent to file, prosecute and maintain CSPC’s rights in such Licensed Patent and following the date of such notice, Elevation shall have the right and be responsible for and shall control, at its sole cost, the preparation, filing, prosecution and maintenance of CSPC’s rights in such Licensed Patent.
13.5Notification of Infringement. Each Party shall notify the other Party of any substantial infringement in the Territory known to such Party of any Licensed IP Rights and shall provide the other Party with the available evidence, if any, of such infringement.

13.6Enforcement of Licensed IP Rights in the Field in the Territory. CSPC hereby grants to Elevation, at its sole expense, the first right to determine the appropriate course of action to enforce CSPC’s rights in the Licensed IP Rights in the Field in the Territory or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce Licensed IP Rights in the Field in the Territory, to defend any declaratory judgments seeking to invalidate or hold the Licensed IP Rights unenforceable in the Field in the Territory, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation, declaratory judgments or other enforcement action with respect to Licensed IP Rights in the Field in the Territory, in each case in Elevation’s own name. If Elevation does not, within [*] of receipt of notice from CSPC, abate the infringement or file suit to enforce the Licensed IP Rights against at least one (1) infringing party in the Field in the Territory, CSPC shall have the right to take whatever action it deems appropriate to enforce the Licensed IP Rights; provided, however, that, within [*] after receipt of notice of CSPC’s intent to file such suit, Elevation shall have the right, subject to CSPC’s consent, to jointly prosecute such suit and to fund up to [*] the costs of such suit. Upon CSPC’s request, Elevation shall join CSPC in any action enforcing the Licensed IP Rights in the Field in the Territory. For clarity, [*]. The Party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling Party without the prior written consent of the other Party. All monies recovered upon the final judgment or settlement of any such suit to enforce the Licensed IP Rights shall be shared, after reimbursement of litigation expenses to both Parties: (a) if Elevation controls the applicable enforcement action, then [*] of such funds shall be retained by Elevation and [*] of such funds shall be retained by CSPC; and (b) if CSPC controls the applicable enforcement action, [*] of such funds shall be retained by CSPC and [*] of such funds shall be retained by Elevation. Neither Party shall incur any liability to the other Party as a consequence of any litigation initiated or pursued pursuant to this Section 13.6 (Enforcement of Licensed IP Rights in the Field in the Territory) or any unfavorable decision resulting therefrom, including any decision holding any Licensed IP Rights invalid or unenforceable.
13.7Elevation’s Solely Owned Foreground IP
13.7.1Patent Prosecution and Maintenance. Elevation shall have the sole right to control the preparation, filing, prosecution and maintenance of all patents and patent applications within Elevation’s Solely Owned Foreground IP (“Elevation Solely Owned Patents”) at its sole expense. Elevation shall give CSPC an opportunity to review and comment on the text of each patent application within Elevation Solely Owned Patents before filing, and shall supply CSPC with a copy of such patent application as filed, together with notice of its filing date and serial number. If Elevation, in its sole discretion, decides to abandon or has abandoned the preparation, filing, prosecution or maintenance of any patent or patent application within Elevation Solely Owned Patents, then at CSPC’s notice of its intent to file, prosecute and maintain Elevation’s rights in such Elevation Solely Owned Patent and following the date of such notice, CSPC shall have the right and be responsible for and shall control, at its sole cost, the preparation, filing, prosecution and maintenance of Elevation’s rights in such Elevation Solely Owned Patents.

13.7.2Enforcement of Elevation’s Solely Owned Foreground IP
(a)Enforcement in the Field in the Territory. Elevation has, at its sole expense, the first right to determine the appropriate course of action to enforce Elevation’s rights in Elevation’s Solely Owned Foreground IP or to otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce Elevation’s Solely Owned Foreground IP, to defend any declaratory judgments seeking to invalidate or hold Elevation’s Solely Owned Foreground IP unenforceable, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation, declaratory judgments or other enforcement action with respect to Elevation’s Solely Owned Foreground IP, in each case, in the Field in the Territory, and in each case, in Elevation’s own name. If Elevation does not, within [*] of receipt of notice from CSPC, abate the infringement or file suit to enforce Elevation’s Solely Owned Foreground IP against at least one (1) infringing party in the Field in the Territory, CSPC shall have the right to take whatever action it deems appropriate to enforce Elevation’s Solely Owned Foreground IP; provided, however, that, within [*] after receipt of notice of CSPC’s intent to file such suit, Elevation shall have the right, subject to CSPC’s consent, to jointly prosecute such suit and to fund up to [*] the costs of such suit. Upon CSPC’s request, Elevation shall join CSPC in any action enforcing Elevation’s Solely Owned Foreground IP in the Field in the Territory. For clarity, [*]. The Party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling Party without the prior written consent of the other Party. All monies recovered upon the final judgment or settlement of any such suit to enforce Elevation’s Solely Owned Foreground IP shall be shared, after reimbursement of litigation expenses to both Parties: (i) if CSPC controls the applicable enforcement action, [*]; and (ii) if Elevation controls the applicable enforcement action, [*] of such funds shall be retained by Elevation and [*] of such funds shall be retained by CSPC. Neither Party shall incur any liability to the other Party as a consequence of any litigation initiated or pursued pursuant to this Section 13.7.2(a) (Enforcement in the Field in the Territory) or any unfavorable decision resulting therefrom, including any decision holding any Solely Owned Foreground IP of Elevation invalid or unenforceable.
(b)Enforcement Outside the Field or Outside the Territory. Elevation hereby grants to CSPC, at its sole expense, the first right to determine the appropriate course of action to enforce Elevation’s rights in Elevation’s Solely Owned Foreground IP or to otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce Elevation’s Solely Owned Foreground IP, to defend any declaratory judgments seeking to invalidate or hold Elevation’s Solely Owned Foreground IP unenforceable, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation, declaratory judgments or other enforcement action with respect to Elevation’s Solely Owned Foreground IP, in each case, outside the Field or outside the Territory, and in each case, in CSPC’s own name. If CSPC does not, within [*] of receipt of notice from Elevation, abate the infringement or file suit to enforce Elevation’s Solely Owned Foreground IP or the Licensed IP Rights against at least one (1) infringing party outside the Field or outside the Territory, Elevation shall have the right to take whatever action it deems appropriate to enforce Elevation’s Solely Owned Foreground IP outside the Field or outside the Territory; provided, however, that, within [*] after receipt of notice of Elevation’s intent to file such suit, CSPC shall have the right, subject to Elevation’s consent, to jointly prosecute such suit and to fund up to [*] the costs of such suit. Upon CSPC’s request, Elevation shall join CSPC in any action enforcing Elevation’s Solely Owned Foreground IP Outside the Field or Outside the Territory. For clarity, [*]. The Party controlling any such enforcement action shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interests of the non-controlling Party without the prior written consent of the other Party. All monies recovered upon the final judgment or settlement of any such suit to enforce Elevation’s Solely Owned Foreground IP shall be shared, after reimbursement of litigation expenses to both Parties: (i) if Elevation controls the applicable enforcement action, [*]; and (ii) if CSPC controls the applicable enforcement action, [*] of such funds shall be retained by CSPC and [*] of such funds shall be retained by Elevation. Neither Party shall incur any liability to the other Party as a consequence of any litigation initiated or pursued pursuant to this Section 13.7.2(b) (Enforcement Outside the Field or Outside the Territory) or any unfavorable decision resulting therefrom, including any decision holding any Solely Owned Foreground IP of Elevation invalid or unenforceable.
13.8Cooperation. In any suit to enforce and/or defend any Intellectual Property Rights pursuant to Section 13.6 (Enforcement of Licensed IP Rights in the Field in the Territory) or Section 13.7.2 (Enforcement of Elevation’s Solely Owned Foreground IP), the Party not in control of such suit shall, at the request and expense of the controlling Party, reasonably cooperate and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like. If Elevation is the enforcing Party in an enforcement action, Elevation shall act in good faith to preserve CSPC’s right, title and interest in and to the Licensed IP Rights, shall keep CSPC advised as to the status of the litigation and shall not enter into a settlement of such litigation that would have an adverse impact on the validity or enforceability of the Licensed IP Rights or CSPC’s rights and benefits under this Agreement without first allowing CSPC the option of either approving the settlement or of continuing the litigation at CSPC’s expense for CSPC’s benefit.
13.9Privileged Communications. In furtherance of this Agreement, it is expected that CSPC and Elevation shall, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications. Such disclosures are made with the understanding that they shall remain confidential, they shall not be deemed to waive any applicable attorney-client privilege and that they are made in connection with the shared community of legal interests existing between CSPC and Elevation, including the community of legal interests in avoiding infringement of any valid, enforceable patents of Third Parties and maintaining the validity of Licensed IP Rights and other Intellectual Property Rights of CSPC.
14.TERMINATION
14.1Expiration. Subject to Sections 14.2 (Termination by CSPC), 14.3 (Termination by Elevation) and 14.4 (Termination for Cause) below, this Agreement shall become effective on the Effective Date and unless earlier terminated pursuant to this Section 14 (Termination) or upon mutual written agreement of both Parties, shall expire on the date of expiration of the last Royalty Term of the last Licensed Product (“Term”). Following such expiration of this Agreement, the license granted to Elevation under Section 3.1 (Licensed IP Rights) shall become a fully paid-up, non-exclusive license in the Territory for use in the Field.
14.2Termination by CSPC
14.2.1Patent Challenge. CSPC may, at its sole discretion, terminate this Agreement, effective immediately, upon written notice to Elevation, upon the commencement by Elevation or any other Challenge Party of a Challenging Proceeding.
14.2.2Other Events of Termination by CSPC. CSPC may unilateral terminate this Agreement, in its sole discretion, upon [*] prior written notice to Elevation or the successor of Elevation upon or following the occurrence of a Change of Control of Elevation. Notwithstanding the above, CSPC will not terminate this Agreement if: (a) Elevation undergoes a Change of Control and, on the closing of such Change of Control, the applicable acquiring or merging party is Developing, Manufacturing or Commercializing a Competing Product for use in the Field; and (b) no later than [*] following such closing, Elevation or the successor of Elevation following such Change of Control, as applicable, has taken all necessary steps to fully Divest and Segregate the Competing Product.
14.3Termination by Elevation.  Elevation may terminate this Agreement without cause upon one hundred and eighty (180) days written notice to CSPC.
14.4Termination for Cause
14.4.1Material Breach. The non-breaching Party shall have the right (but not the obligation) to terminate this Agreement upon written notice to the other Party if such other Party materially breaches its obligations under this Agreement and, after receiving written notice from the non-breaching Party identifying such material breach in reasonable detail, fails to cure such material breach within [*] from the date of such notice, and if such breach is not reasonably capable of cure within such [*] period and the breaching Party initiates good faith actions to cure such breach, the period to cure such breach shall be extended for so long as such good faith actions are being diligently pursued by the breaching Party but shall not exceed [*] unless otherwise agreed by the non-breaching Party.
14.4.2Termination for Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party: (a) files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets; (b) proposes a written agreement of composition or extension of its debts; (c) is served with an involuntary petition against it, filed in any insolvency proceeding that remains un-dismissed or un-stayed for a period of [*] after the filing thereof; (d) proposes or is a party to any dissolution or liquidation; or (e) makes an assignment for the benefit of its creditors.
14.5Full Force and Effect during the Notice Period. This Agreement shall remain in full force and effect until the expiration of the applicable termination notice period.

If any milestone payment under Section 4.3 (Milestones) is achieved during the termination notice period, then the corresponding milestone payment thereof shall be accrued and Elevation shall remain responsible for the payment of such milestone event even if the due date of such milestone payment may come after the effective date of the termination of this Agreement.
14.6Effect of Expiration or Termination
14.6.1Reversion of Rights; Sublicense. Upon termination of this Agreement pursuant to this Section 14 (Termination): (a) the rights and licenses granted to Elevation under this Agreement, including under Section 3.1 (Licensed IP Rights), shall terminate, and all rights in and to an under the Licensed IP Rights shall revert to CSPC and neither Elevation or any of its Affiliates shall have any further rights of use or exploitation of the Licensed IP Rights; and (b) any existing agreements that contain a Sublicense shall terminate to the extent of such Sublicense; provided, however, that, notwithstanding the foregoing, each Sublicensee that is not at that time in breach of its Sublicense shall have the right to obtain a license from CSPC on substantially the same terms and conditions as set forth herein, which shall not impose any representations, warranties, obligations or liabilities on CSPC that are not included in this Agreement; [*]. If any Sublicensee desires to enter into such a direct license, it shall be wholly the responsibility of that Sublicensee to notify CSPC of such desire no later than [*] after the effective date of termination of this Agreement.
14.6.2Accruing Obligations. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, including obligations to pay amounts accruing hereunder up to the date of termination or expiration.
14.6.3Regulatory Approvals
(a)[*].
(b)Transfer of Regulatory Approvals based on Negotiation. If the Agreement is terminated by Elevation due to CSPC’s material breach of the Agreement pursuant to Section 14.4.1 (Material Breach), both Parties shall enter into good faith negotiations to provide for the transfer of ownership of any and all Regulatory Approvals for Licensed Products [*] at a reasonable price to be agreed by the Parties. If the Parties are unable to agree on the terms and conditions of such transfer, the Parties shall resolve such dispute pursuant to Section 16 (Dispute Resolution) of this Agreement.
(c)[*], Elevation shall grant to CSPC a Right of Reference or use to such item without any additional consideration and Elevation shall promptly take all actions reasonably useful or necessary to effect such transfer or grant of Rights of Reference or use to CSPC or its designees.
14.6.4Inventory. In the event that this Agreement is terminated in its entirety for any reason (but, for clarity, not upon expiration of this Agreement), Elevation shall discontinue the sale of the Licensed Products and shall have the right to sell its remaining inventory of Licensed Products following such termination of this Agreement so long as

Elevation has fully paid, and continues to fully pay when due, any and all payments owed to CSPC.
14.6.5Intellectual Property. Upon termination of this Agreement by CSPC under Section 14.2.1 (Patent Challenge), due to Elevation’s material breach pursuant to Section 14.4.1 (Material Breach), due to Elevation’s bankruptcy pursuant to Section 14.4.2 (Termination for Bankruptcy), or by Elevation for convenience pursuant to Section 14.3 (Termination by Elevation), Elevation shall, within [*] from the effective date of such termination, [*]. Prior to any such transfer which is resulted from any termination of the Agreement by CSPC due to Elevation’s material breach pursuant to Section 14.4.1 (Material Breach), CSPC and Elevation shall agree in good faith on commercially reasonable financial consideration reflecting the value of [*], and in the case the Parties are unable to agree upon such financial consideration the Parties shall resolve such dispute pursuant to Section 16 (Dispute Resolution) of this Agreement. Notwithstanding the foregoing, if this Agreement is terminated by Elevation due to CSPC’s material breach pursuant to Section 14.4.1 (Material Breach), then both Parties shall enter into negotiations for the terms of: (a) an assignment agreement for [*], or (b) where such transfer is not permitted under Applicable Laws, for the terms of an exclusive license grant from Elevation to CSPC with respect to such [*]. If the Parties are unable to agree on the terms and conditions of such assignment agreement or exclusive license, the Parties shall resolve such dispute pursuant to Section 16 (Dispute Resolution) of this Agreement.
14.7Survival. The Parties’ respective rights, obligations and duties under Section 1 (Definitions) (to the extent necessary to give effect to the other sections listed in this Section 14.7 (Survival)), Section 2.1 (Mutual Representations and Warranties), Section 4 (Financial Considerations) (with respect to all financial obligations arising or accruing prior to the effective date and time of termination and, to the extent this Agreement or specific terms under this Agreement survive termination of this Agreement, any financial obligations resulting therefrom), Section 5 (Royalty Reports and Accounting), Section 6 (Payments), Section 8.5 (Development Data), Section 12 (Confidentiality), Section 13 (Intellectual Property), Section 14.6 (Effect of Expiration or Termination), Section 14.7 (Survival), Section 15 (Indemnification; Insurance) (except for Section 15.5 (Insurance)), Section 16 (Dispute Resolution), Section 17 (Force Majeure), and Section 18 (Miscellaneous), as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement in accordance with their terms. In addition, Elevation’s obligations under Section 4.4 (Non-Royalty Sublicense Income) with respect to Sublicenses granted entered into prior to expiration or termination of this Agreement shall survive such expiration or termination.
15.INDEMNIFICATION; INSURANCE
15.1By CSPC. Subject to Section 15.3 (Procedure), CSPC shall defend, indemnify and hold harmless Elevation and its Affiliates and Sublicensees, and their respective directors, officers, employees and agents (each, a “Elevation Indemnitee”) from and against any and all costs, fees, expenses, losses, liabilities and damages, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”) to which any Elevation Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (a “Claim”) to the extent such Losses arise out of: (a) the gross negligence or willful misconduct of CSPC or its Affiliates and their respective officers and directors in connection with its activities under this Agreement; (b) the material breach of this Agreement by CSPC or the breach of representations, warranties and covenants made hereunder by CSPC; or (c) CSPC’s Development or Commercialization of a Licensed Product in the Excluded Territory, except, in each case, to the extent caused by the gross negligence or willful misconduct of or breach of this Agreement by Elevation or any Elevation Indemnitee.
15.2By Elevation. Subject to Section 15.3 (Procedure), Elevation shall defend, indemnify and hold harmless CSPC, its Affiliates, and their respective directors, officers, employees and agents (each, an “CSPC Indemnitee”) from and against any and all Losses to which any CSPC Indemnitee may become subject as a result of any Claim to the extent such Losses arise out of: (a) the gross negligence or willful misconduct of Elevation or its Affiliates and their respective officers, directors, and Sublicensees in connection with its activities under this Agreement; (b) the material breach of this Agreement by Elevation or the breach of representations, warranties and covenants made hereunder by Elevation; or (c) Elevation’s Development or Commercialization of a Licensed Product in the Territory; except, in each case, to the extent caused by the gross negligence or willful misconduct of or breach of this Agreement by CSPC or any CSPC Indemnitee.
15.3Procedure. A Party or any of its indemnitees that intends to claim indemnification under this Section 15 (Indemnification; Insurance) (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Claim in respect of which the Indemnitee intends to claim such indemnification. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Claim shall not relieve the Indemnitor of its indemnification obligations under this Section 15 (Indemnification; Insurance). The Indemnitor has sole control of the defense or settlement thereof. The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification. The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own selection. The Indemnitor shall not settle any Claim without the prior written consent of the Indemnitee, not to be unreasonably withheld, conditioned or delayed. So long as the Indemnitor is actively defending the Claim in good faith, the Indemnitee shall not settle or compromise any such Claim without the prior written consent of the Indemnitor. If the Indemnitor does not assume and conduct the defense of the Claim as provided above: (a) the Indemnitee may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnitee may deem reasonably appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith); and (b) the Indemnitor shall remain responsible to indemnify the Indemnitee as provided in this Section 15 (Indemnification; Insurance).
15.4Limitation of Liability. NEITHER PARTY NOR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES, OR FOR ANY LOSS OF PROFITS OR REVENUE (AND, FOR CLARITY, NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE

ENTITLED TO RECOVER FOR ANY LOST PROFIT OR LOST REVENUE DAMAGES WHETHER SUCH DAMAGES ARE CLAIMED AS DIRECT OR INDIRECT DAMAGES), ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 15.4 (LIMITATION OF LIABILITY) IS INTENDED TO OR WILL LIMIT OR RESTRICT: (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 15.1 (BY CSPC) AND SECTION 15.2 (BY ELEVATION); OR (B) DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER SECTION 12 (CONFIDENTALITY). EXCEPT FOR CLAIMS ARISING OUT OF GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR BREACH OF SECTION 12 (CONFIDENTIALITY) OR CSPC’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 15.1 (BY CSPC), IN NO EVENT WILL THE TOTAL COLLECTIVE LIABILITY OF CSPC UNDER THIS AGREEMENT EXCEED [*].
15.5Insurance. During the Term of this Agreement, each Party shall maintain such types and amounts of liability insurance as is normal and customary in the industry generally for similarly situated Parties and adequate to cover its obligations under this Agreement. Each Party shall provide the other Party with evidence of such insurance upon request. Such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Section 15 (Indemnification; Insurance) or otherwise.
16.DISPUTE RESOLUTION
16.1Dispute Escalation. Except as provided in Section 7.1.4(b) (Final Decision Authority) and Section 16.5 (Patent and Trademark Disputes), upon the written request of either Party to the other Party, either Party may refer any claim, dispute, or controversy or claim arising out of or related to this Agreement (a “Dispute”) to the Executive Officer of Elevation and the Executive Officer of CSPC for resolution. If the Executive Officers are unable to resolve such matter within [*] after the initial written request, then, upon the written demand of either Party, the Parties shall resolve such matter by binding arbitration, as provided in Section 16.2 (Arbitration). Any disputes about the propriety of commencing arbitration or the scope or applicability of the agreement to arbitrate shall be finally settled by the arbitral tribunal.
16.2Arbitration
(a)Any Dispute shall be resolved by final and binding arbitration under the commercial arbitration procedures of the American Arbitration Association (“AAA”) and administered by AAA in accordance with its Commercial Arbitration Rules as then in effect (the “Rules”), except as they be modified herein or by mutual agreement of the Parties.
(b)The arbitration shall be conducted by one (1) or more arbitrator(s) appointed in accordance with the Rules; provided that: (i) such arbitrator(s) is not a current or former employees or directors, or current stockholders, of either Party, any of their respective Affiliates or any of their Sublicensees; and (ii) each arbitrator(s) has experience and familiarity with commercial licensing practices in the pharmaceutical and biotechnology industries. The seat, or legal place, of arbitration shall be Delaware, USA, and all proceedings and communications shall be in the English language.
(c)The arbitral tribunal shall permit discovery (including both the production of documents and deposition testimony) as reasonably necessary for an understanding of any legitimate issue raised in the arbitration, while also taking into account the desirability of making discovery efficient and cost-effective, and, in addition to the authority conferred upon the arbitral tribunal by such Rules, the arbitral tribunal shall have the authority to order production of documents in accordance with the IBA Rules on the Taking of Evidence in International Arbitration as current on the commencement of the arbitration.
(d)The arbitral tribunal shall have the power to grant any remedy or relief that it deems appropriate, whether provisional or final, including but not limited to conservatory relief and injunctive relief, provided that the arbitral tribunal’s authority to award special, incidental, consequential or punitive damages is subject to the limitation set forth in Section 15.4 (Limitation of Liability), except to the extent the substantive laws of the State of Delaware, United States, do not permit such limitation. The award shall be rendered within [*] of the appointment of the arbitral tribunal unless the Parties jointly request an extension, or the arbitral tribunal determines, in a reasoned decision that the interest of justice or the complexity of the case requires that such limit be extended.
(e)The arbitration award shall be final and binding on the Parties, and the Parties undertake to carry out the award without delay. Judgment upon the award may be entered in any court of competent jurisdiction.
(f)During the pendency of the arbitration, each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitration and the arbitral tribunal shall fix costs in the arbitral award in accordance with the Rules.
16.3Confidentiality of Arbitration. The existence and content of the arbitral proceedings and any rulings or awards shall be kept confidential by the Parties and the arbitral tribunal except: (a) to the extent that disclosure may be required of a Party to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority; (b) with the consent of all Parties; (c) where needed for the preparation or presentation of a claim or defense in this arbitration; (d) where such information is already in the public domain other than as a result of a breach of this clause; or (e) by order of the arbitral tribunal upon application of a Party.
16.4Injunctive Relief; Court Actions. Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim injunctive or other interim relief in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patents or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 16.2 (Arbitration).
16.5Patent and Trademark Disputes. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patents or trademarks covering the Manufacture, use, Development or Commercialization of a Licensed Product shall be submitted to a court of competent jurisdiction in the country in which such patent or trademark rights were granted or arose.
17.FORCE MAJEURE

Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any Term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including but not limited to fire, floods, pandemics, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any Governmental Authority (each, a “Force Majeure Event”). Notwithstanding the foregoing, a Party will not be excused from making payments owed hereunder because of a Force Majeure Event affecting such Party. If a Force Majeure Event persists for more than [*], the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such Force Majeure Event.

18.MISCELLANEOUS
18.1Notices. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement will be in writing and will be deemed to have been sufficiently given if delivered in person, transmitted by facsimile or electronic mail (receipt verified) or by express courier service (signature required), or five (5) business days after it was sent by registered letter, return receipt requested (or its equivalent), to the Party to which it is directed at its address shown below or such other address as provided in writing by one (1) Party to the other Party.

If to CSPC:

CSPC Pharmaceutical Group Limited
 302 Carnegie Center Blvd, Suite 100
Princeton, NJ 08540
Attn: President, International Division

with a copy to:

CSPC Megalith Biopharmaceutical Co., Ltd.
 519, Cangsheng Road, High-Tech Development Zone

Shijiazhuang, Hebei, China
Attn: Executive Assistant, Chairman’s Office

with a copy to:

Morrison & Foerster LLP

200 Clarendon Street, Floor 21

Boston, MA 02116

Attn: Matthew Karlyn, Esq.

If to Elevation:

Elevation Oncology, Inc.

888 7th Avenue, 12th Floor

New York, NY 10106

Attn: Chief Executive Officer

with a copy to:

Fenwick & West LLP

555 California St., 12th Floor

San Francisco, CA 94104

Attn: Jake Handy, Esq.

If more than one (1) method for sending notice as set forth above is used, the earliest notice date established as set forth above will control. It is understood and agreed that this Section 18.1 (Notices) is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

18.2Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.
18.3Assignment. Neither Party shall assign its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that either Party may, without such consent, assign this Agreement and its rights and obligations hereunder: (a) to any Affiliate; provided, however, that such assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate; or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 18.3 (Assignment) shall be null and void ab initio.
18.4Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties hereto.
18.5Entire Agreement. This Agreement embodies the entire agreement between the Parties and supersedes any prior representations, understandings and agreements between the Parties regarding the subject matter hereof. There are no representations, understandings or agreements, oral or written, between the Parties regarding the subject matter hereof that are not fully expressed herein.
18.6Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.
18.7Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.
18.8Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement means calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.
18.9Construction. Except where the context expressly requires otherwise: (a) the use of any gender herein encompasses references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa); (b) the words “include”, “includes” and “including” are deemed followed by the phrase “without limitation”; (c) any definition of or reference to any agreement, instrument or other document herein refers to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (d) any reference herein to any person includes the person’s successors and assigns; (e) the words “herein”, “hereof” and “hereunder”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof; (f) all references herein to Sections or Exhibits refer to Sections or Exhibits of this Agreement, and references to this Agreement include all Exhibits hereto; and (g) the word “or” is disjunctive but not necessarily exclusive.
18.10Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

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Signatures are on the next page.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

CSPC MEGALITH BIOPHARMACEUTICAL CO., LTD.	ELEVATION ONCOLOGY, INC.
By: /s/ Qingxi Wang Name: Qingxi Wang Title: Executive President	By: /s/ Shawn M. Leland Name: Shawn M. Leland Title: Founder and CEO